   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 3, 1999



                                                      REGISTRATION NO. 333-12351

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           CHAMPION ENTERPRISES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               MICHIGAN                                  2451                                 38-2743168
     (STATE OR OTHER JURISDICTION            (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                        2701 UNIVERSITY DRIVE, SUITE 300
                          AUBURN HILLS, MICHIGAN 48326
                                 (248) 340-9090
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              JOHN J. COLLINS, JR.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        2701 UNIVERSITY DRIVE, SUITE 300
                          AUBURN HILLS, MICHIGAN 48326
                                 (248) 340-9090
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------


                                    COPY TO:


                              D. RICHARD MCDONALD
                              DYKEMA GOSSETT PLLC
                       1577 N. WOODWARD AVENUE, SUITE 300
                           BLOOMFIELD HILLS, MI 48304
                                 (248) 203-0700
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF           AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
 SECURITIES TO BE REGISTERED          REGISTERED             PER UNIT(1)               PRICE(1)          REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------
7 5/8% Senior Notes due May
  15, 2009....................       $200,000,000                100%                $200,000,000              $55,600
------------------------------------------------------------------------------------------------------------------------------
Guarantees of the 7 5/8%
  Senior Notes due May 15,
  2009........................           (3)                     (3)                     (3)                     (3)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f).


(2) Previously paid on July 30, 1999.



(3) Pursuant to Rule 457(n), no separate fee is payable for the guarantees.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               OTHER REGISTRANTS

                                                                    PRIMARY STANDARD           IRS
                                                                       INDUSTRIAL            EMPLOYER
                                                JURISDICTION OF      CLASSIFICATION       IDENTIFICATION
             NAME OF CORPORATION                 INCORPORATION         CODE NUMBER            NUMBER
             -------------------                ---------------     ----------------      --------------
A-1 Homes Group, Inc. ........................  Michigan                  5271              38-3416642
Accent Mobil Homes, Inc. .....................  North Carolina            5271              56-1642122
Alpine Homes, Inc. ...........................  Colorado                  5271              84-1138020
American Transport, Inc. .....................  Nevada                    4213              88-0285995
Art Richter Insurance, Inc. ..................  Kentucky                  6411              61-0718629
Auburn Champ, Inc. ...........................  Michigan                  2451              38-3264202
Bryan Mobile Homes, Inc. .....................  Texas                     5271              74-2313981
Builders Credit Corporation...................  Michigan                  2451              38-2725018
CAC Funding Corporation.......................  Michigan                  2451              38-2756279
Cal-Nel, Inc. ................................  Texas                     5271              75-2753033
Care Free Homes, Inc. ........................  Michigan                  5271              87-0633793
Carnival Homes, Inc. .........................  Oklahoma                  5271              74-2813105
Central Mississippi Manufactured Housing,
  Inc. .......................................  Mississippi               5271              65-0561149
Champion Financial Corporation................  Michigan                  2451              38-2742043
Champion Home Builders Co. ...................  Michigan                  2451              38-2744984
Champion Home Centers, Inc. ..................  Michigan                  5271              38-3392154
Champion Home Communities, Inc. ..............  Michigan                  2451              38-1947996
Champion Motor Coach, Inc. ...................  Michigan                  3713              38-2721632
Chandeleur Homes, Inc. .......................  Michigan                  2451              38-3213165
Cliff Ave. Investments, Inc. .................  South Dakota              5271              46-0365898
Colonial Housing, Inc. .......................  Texas                     5271              75-2022082
Country Estates Homes, Inc. ..................  Oklahoma                  5271              73-1430526
Countryside Homes, Inc. ......................  North Dakota              5271              45-0414879
Crest Ridge Homes, Inc. ......................  Michigan                  2451              38-3213167
Crestpointe Financial Services, Inc. .........  Delaware                  2451              75-2140765
Dutch Housing, Inc. ..........................  Michigan                  2451              38-3157863
Factory Homes Outlet, Inc. ...................  Idaho                     5271              88-0283245
Factory Outlet, Inc. .........................  Michigan                  5271              61-1342285
Fleming County Industries, Inc. ..............  Kentucky                  2451              61-1078339
Gateway Acceptance Corp. .....................  South Dakota              5271              46-0372684
Gateway Mobile & Modular Homes, Inc. .........  Nebraska                  5271              47-0709908
Gateway Properties Corp. .....................  South Dakota              5271              46-0426796
Gem Homes, Inc. ..............................  Delaware                  2451              76-0164265
Grand Manor, Inc. ............................  Michigan                  2451              38-3281658
Heartland Homes, Inc. ........................  Texas                     5271              75-2797283
HomePride Finance Corp. ......................  Michigan                  5271              38-3454767
Homes America Finance, Inc. ..................  Nevada                    5271              88-0351418
Homes America of Arizona, Inc. ...............  Arizona                   5271              86-0895662
Homes America of California, Inc. ............  California                5271              33-0697358
Homes America of Oklahoma, Inc. ..............  Oklahoma                  5271              73-1489573
Homes America of Utah, Inc. ..................  Utah                      5271              87-0540727
Homes America of Wyoming, Inc. ...............  Wyoming                   5271              88-0233834
Homes of Legend, Inc. ........................  Michigan                  2451              38-3284410
Homes of Merit, Inc. .........................  Florida                   2451              59-1438488

                                                                    PRIMARY STANDARD           IRS
                                                                       INDUSTRIAL            EMPLOYER
                                                JURISDICTION OF      CLASSIFICATION       IDENTIFICATION
             NAME OF CORPORATION                 INCORPORATION         CODE NUMBER            NUMBER
             -------------------                ---------------     ----------------      --------------
I.D.A., Inc...................................  Oklahoma                  5271              73-1384625
Imperial Housing, Inc.........................  Texas                     5271              31-1644691
Investment Housing, Inc.......................  Texas                     5271              75-1765938
Iseman Corp...................................  South Dakota              5271              46-0365899
Jasper Mobile Homes, Inc. ....................  Texas                     5271              75-2652399
Kentuckybilt Homes, Inc. .....................  Michigan                  5271              61-1342287
Lake Country Living, Inc. ....................  Texas                     5271              75-1912454
Lamplighter Homes, Inc........................  Washington                5271              91-1219267
Lamplighter Homes (Oregon), Inc...............  Oregon                    5271              93-0976577
M&J Southwest Development Corp. ..............  Texas                     5271              76-0237524
Manufactured Housing of Louisiana, Inc. ......  Michigan                  5271              72-1416792
Mobile Factory Outlet, Inc....................  Texas                     5271              74-1758315
Moduline International, Inc. .................  Washington                2451              91-0828539
Northstar Corporation.........................  South Dakota              5271              46-0433873
Philadelphia Housing Center, Inc. ............  Mississippi               5271              64-0863980
Premier Housing, Inc..........................  Texas                     5271              74-2697710
Redman Business Trust.........................  Delaware                  2451              75-6469646
Redman Homes Management Company, Inc..........  Delaware                  2451              75-2573061
Redman Homes, Inc. ...........................  Delaware                  2451              75-1364957
Redman Industries, Inc........................  Delaware                  2451              75-2246805
Redman Investment, Inc........................  Delaware                  2451              75-2208257
Redman Management Services Business Trust.....  Delaware                  2451              75-6469645
Redman Retail, Inc............................  Delaware                  5271              75-2021720
Regency Supply Company, Inc...................  Delaware                  2451              75-2155269
San Jose Advantage Homes, Inc. ...............  California                5271              77-0411951
Service Contract Corporation..................  Michigan                  2451              38-2719552
Southern Showcase Finance, Inc................  Michigan                  5271              56-2084038
Southern Showcase Housing, Inc................  North Carolina            5271              56-1686678
Star Fleet, Inc. .............................  Indiana                   4213              35-1840506
The Okahumpka Corporation.....................  Florida                   2451              59-2175753
Thomas Homes of Austin, Inc...................  Texas                     5271              74-2755508
Thomas Homes of Buda, Inc. ...................  Texas                     5271              74-2755509
Thomas Homes of Texas, Inc....................  Texas                     5271              74-2586762
Tom Terry Enterprises, Inc....................  Nevada                    5271              88-0201258
Trading Post Mobile Homes, Inc................  Kentucky                  5271              61-0945344
U.S.A. Mobile Homes, Inc......................  Oregon                    5271              93-0980361
Victory Investment Company....................  Oklahoma                  5271              73-0961344
Vidor Mobile Home Center, Inc. ...............  Texas                     5271              74-1760670
Western Homes Corporation.....................  Delaware                  2451              75-2276910
Whitworth Management, Inc. ...................  Nevada                    5271              88-0233834
Wright's Mobile Homes, Inc. ..................  Texas                     5271              76-0472967

     The address, including zip code, and telephone number, including area code, of the principal offices of the other registrants listed above is 2701 University Drive, Suite 300, Auburn Hills, Michigan 48326; the telephone number at that address is (248) 340-9090.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED             , 1999

PROSPECTUS

               OFFER TO EXCHANGE ALL 7 5/8% SENIOR NOTES DUE 2009
          FOR 7 5/8% SENIOR NOTES DUE 2009, WHICH HAVE BEEN REGISTERED
                UNDER THE SECURITIES ACT OF 1933, AS AMENDED OF

                           CHAMPION ENTERPRISES, INC.

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
          NEW YORK CITY TIME, ON             , 1999, UNLESS EXTENDED.

                           -------------------------

     Terms of the exchange offer:

      -- We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. You should read the section called "The Exchange Offer" on page 12 for information on how to exchange original notes for exchange notes.

      -- You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

      -- We believe that the exchange of original notes will not be a taxable event for U.S. federal income tax purposes, but you should see "Material United States Federal Income Tax Considerations" on page 51 for more information.

      --  We will not receive any proceeds from the exchange offer.

      -- The terms of the exchange notes are substantially identical to those of the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.
                           -------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF THE RISKS THAT SHOULD BE CONSIDERED BY HOLDERS BEFORE TENDERING THEIR ORIGINAL NOTES.
                           -------------------------

     Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                           -------------------------

               The date of this prospectus is             , 1999.

                      WHERE YOU CAN FIND MORE INFORMATION


     Champion has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the notes to be issued in the exchange offer (File No. 333-12351). This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.


     Champion files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's web site at "http://www.sec.gov."

     This prospectus incorporates by reference the following documents filed by Champion with the SEC:

      --  Annual Report on Form 10-K for the fiscal year ended January 2, 1999;


      -- Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, 1999 and July 3, 1999;



      -- Current Reports on Form 8-K filed April 28, 1999, July 12, 1999, July 30, 1999, August 26, 1999 and September 2, 1999; and


      -- Proxy Statement dated March 9, 1999 for the 1999 Annual Meeting of Shareholders held on
          April 27, 1999.

     In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file the reports and documents.

     Any statements contained in a document incorporated or deemed to be incorporated by reference into this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent modified or superseded by another statement contained in any subsequently filed document also incorporated by reference in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

     You may also request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

        Champion Enterprises, Inc.
        2701 University Drive, Suite 300
        Auburn Hills, Michigan 48326
        (248) 340-9090
        Attention: Joseph H. Stegmayer,
                Executive Vice President, Chief Strategic and Financial Officer

                                  THE COMPANY

GENERAL


     We are the leading producer of manufactured housing in the U.S. currently operating 62 home building facilities in 18 states and western Canada. In 1998, we led the U.S. manufactured housing industry in wholesale revenues and in wholesale shipments of homes and in 1999 we were named Manufacturer of the Year by the National Manufactured Housing Congress. Our U.S. wholesale market share for manufactured housing increased from 17.7% in 1997 to 18.3% in 1998. Including the January 1999 acquisition of Homes of Merit, Inc., market share improved to approximately 20% by June 1999. We are also the third largest retailer of manufactured housing in the U.S. with 282 company-owned retail home centers in 28 states as of July 3, 1999. Most of our homes are sold through 3,500 independent retail locations across the country and western Canada.


     We believe that our position as the industry leader, our strong retail organization and our broad independent retail network provide us with competitive advantages in the industry. Our strengths include a decentralized, entrepreneurial approach, a focus on our core housing business, geographic diversity and the advantages that come from being a market leader. We also benefit from an experienced management team, with the eight members of our senior management having 175 years of combined experience in our industry. Our Chairman and Chief Executive Officer, Walter R. Young, has been named Industry Person of the Year by the National Manufactured Housing Congress for each of the last three years. Our management team continues to execute the business strategy described below in order to sustain these competitive advantages.

     During the past five years we have significantly expanded our manufactured housing production operations through acquisitions, internal growth and, in 1996, our merger with Redman Industries, Inc. As a result of this growth, Champion's manufactured housing wholesale revenues have increased from $266 million in 1993, excluding Redman sales, to almost $1.9 billion in 1998.

     We have also significantly expanded our retail organization. At the end of 1997 we operated 22 manufactured housing retail sales centers primarily in the northwestern U.S. During 1998 and the first half of 1999 we expanded our retail operations by completing the acquisition of 16 retail organizations which operated 179 sales centers. During the same time period, an additional 81 sales centers were added through local acquisitions and internal expansions, bringing our total company-operated retail sales centers to 282 in 28 states as of July 3, 1999. Revenues from retail operations have increased from $61 million in 1997 to $562 million in 1998.

     Our Company was established in 1953. Our principal executive offices are located at 2701 University Drive, Suite 300, Auburn Hills, Michigan 48326. Our telephone number is (248) 340-9090. Our web site is www.champent.com. The information contained on our web site is not incorporated by reference in this prospectus.

CHAMPION'S COMPETITIVE STRENGTHS AND BUSINESS STRATEGY

     We believe Champion's success results from our competitive strengths, including:

      -- Decentralized, entrepreneurial approach. We believe that a streamlined organization creates better accountability, local market sensitivity and focus. It also fosters the entrepreneurial culture which is central to our retail and manufacturing operating strategy. That is why we have only 75 employees in our corporate offices and the remainder of our approximately 15,000 employees located among 52 profit centers.

      -- Focus on core housing business. Unlike many of our competitors, we are very selective in expanding beyond our core business lines. We divested ourselves of the last of our non-core businesses with the sale of our commercial vehicle operation in 1998, and we now focus exclusively on housing.

      -- Geographic diversity. Historically, the manufactured housing industry was concentrated in Texas and the southeastern U.S. Today, consumers are located throughout the country. In order to capture the geographic expansion of this industry, we currently have manufacturing facilities in 18 states and western Canada, and retail home centers in 28 states.

      -- Advantages of scale. Our leadership affords several advantages, including price, technology and design leadership. Other advantages are purchasing power as well as financial strength and access to capital.

     Our business strategy is to continue our growth and maintain our market leadership by improving our operations and pursuing new, related platforms that we believe will continue to generate long-term growth. This strategy is based on the following elements:


      -- Further consolidate the manufacturing segment through continued growth of internal manufacturing operations and the selective acquisition of housing manufacturers. We started up two additional manufacturing facilities during 1999 where capacity was needed and to expand the range of new models. These new plants were built near existing facilities to reduce costs, allow us to utilize our personnel more effectively and improve materials management.


      -- Strengthen our retail organization through additional acquisitions of key manufactured housing retailers and further expansion of internal retail operations. The development of our retailing platform has been an effective way to increase our market presence and has demonstrated the benefits of expanding within our industry. As we integrate retailers, we believe they benefit from sharing our best practices and improved efficiencies, including purchasing synergies and control of costs. We also hope to improve the retail buying experience for the home buyer through better merchandising techniques and improved home installation to reduce service costs.

      -- Expand wholesale distribution through the strengthening of our relationships with independent retailers. An important component of this effort is the "Alliance of Champions" marketing program through which independent retailers receive extensive training in retail sales, retail management and home installation. Since last October close to 700 independent retail locations have joined the Alliance program. This program was introduced to help assure the continued growth of well-managed, independent retailers of Champion homes.

      -- Pursue opportunities to expand our role in the housing industry. We continue to evaluate other growth opportunities in manufacturing, retailing and other aspects of our industry that will build on our core competencies.

INDUSTRY BACKGROUND

     The manufactured housing industry has grown rapidly in the United States. Once considered a niche market, it is now a significant part of the housing industry with approximately 19,000,000 people living in manufactured homes in the U.S. According to the U.S. Census Bureau, as of November 1998, manufactured homes accounted for 30% of all new single-family unit sales.

     Consumer acceptance of manufactured homes is on the rise. The industry, and especially Champion, has made constant progress in improving quality, features and style. The interiors of many manufactured homes are indistinguishable from site-built homes. Features include spacious kitchens, multiple bathrooms, vaulted ceilings, fireplaces, utility rooms, large closets and many other features. Professional designers follow the latest trends in housing construction and design and are quick to innovate.

     Advances in production technology have improved the quality of manufactured homes while controlling costs. Manufacturers are able to use production systems that are simply not available to site builders. In addition, large manufacturers like Champion are able to negotiate favorable contracts with materials suppliers.

     Manufactured homes continue to remain affordable. According to 1997 data reported by the U.S. Department of Commerce, manufactured housing costs approximate $28.94 per square foot, compared to $61.47 per square foot for site-built housing. Manufactured homes are typically sold with major free-standing appliances like stoves and refrigerators, window treatments, wall coverings and other features that are usually not included in site-built homes. Consumers can add the cost of these items in their finance package, reducing their move-in costs.

     The traditional market segment in which manufactured housing is most competitive includes consumers with household incomes under $40,000. This segment has a high representation of young single persons and married couples, as well as elderly or retired persons. These consumers are attracted by the comparatively low cost of fully or partially furnished housing, together with the low down payment requirements and the relative ease of financing. In addition, persons in rural areas, where fewer housing alternatives exist, and those who presently live in manufactured homes make up a significant portion of the demand for new manufactured housing. We believe that a much larger market may exist in urban and suburban areas, including apartment dwellers and persons who have traditionally purchased low-priced site-built homes.

     The recent strength of the homebuilding market in general is affected by a number of different factors, including consumer confidence, job creation, interest rates, general economic growth and overall affordability of housing. In addition, demographic trends, such as changes in population growth, and competition affect the demand for housing products.


     The growth of the manufactured housing industry since 1991, in particular, can be attributed to the following factors:


      -- Favorable demographics. The industry has benefitted from a number of different demographic shifts which are increasing the demand for manufactured homes. A growing retiree and empty nester population and increased immigrant home ownership are driving demand from these two important customer bases. Furthermore, we believe that increases in the number of people with vacation and second homes are contributing to higher demand for manufactured homes. A strong economy and job growth in the Sunbelt region of the U.S. has created a more robust market in this region, which has been the strongest region in the country for manufactured homes.

      -- Credit availability. The amount of credit available to purchasers of manufactured homes has increased significantly in the last ten years. Purchasers have further benefitted from more favorable loan terms, such as extended loan lives and lower down payment requirements.

      -- Shift in product characteristics. We believe that manufactured homes enjoy greater acceptability and improved image today than they have in the past. Part of this can be attributed to the emergence of higher quality, larger homes which have all the features and amenities of many site-built homes, but with a substantial price advantage.

PRODUCTS

     Manufactured homes are usually single-family dwellings, built in sections in a controlled factory environment. They can be installed on private land or in a community park. Homes usually consist of one, two or three sections, also known as floors. Champion has increased its mix of multi-section homes over the past six years, from 46% of our wholesale shipments in 1992 to 63% of our wholesale shipments in 1998, which reflects sales to a broader customer base. According to data reported by the National Conference of States on Building Codes and Standards ("NCSBCS"), the industry's U.S. multi-section mix was 61% in 1998, compared to 58% in 1997.

     Approximately 97% of our homes produced in 1998 were manufactured in accordance with standards for manufactured homes adopted by the U.S. Department of Housing and Urban Development ("HUD"), known as "HUD code" homes. The remaining 3% of the homes we produced were manufactured in Canada or were "modular homes." Homes produced in Canada are constructed in accordance with applicable Canadian building standards. Modular homes are designed to meet local building codes. The chief components and products used in manufactured housing are generally the same kind and quality as those used by other housing builders, including conventional site builders.

     We produce a broad range of single-section and multi-section homes under various trade names and brand names and in a variety of floor plans and price ranges. Our manufactured homes generally range in size from 800 to 2,300 square feet, but some are as large as 6,100 square feet. These homes typically include two to four bedrooms, a living room or family room, dining room, kitchen and two full bathrooms.

     During 1998, the average wholesale price of our homes was $27,000. Wholesale prices range from $10,000 to over $100,000. During 1998 our average retail selling price at our company-operated retail sales centers was $45,100 per new home. Retail sales prices of the homes, without land, generally range from $15,000 to over $150,000, depending upon size, floor plan, features and options.

PRODUCTION

     Our homes are constructed in indoor facilities using an assembly-line process employing approximately 150 to 250 production employees at each facility. The homes are manufactured in one or more sections on a permanently affixed steel support chassis. Other constructed and purchased components are then added and the home is subject to a final quality control inspection. The efficiency of the assembly-line process, protection from the elements of weather and quantity discounts resulting from increased purchasing power enable us to produce homes in one to two days at substantially less cost than conventional site-built housing. Although manufactured homes can be produced throughout the year in indoor facilities, demand for homes is usually affected by inclement weather and by the cold winter months in northern areas of the U.S. and in Canada.

     Our production schedule is based upon orders we receive from retailers either in response to specific customer orders or for display home purposes. Before scheduling homes for production, orders and availability of financing are confirmed with the retailer and floor plan lender. Orders are generally filled within 90 days of receipt, depending upon the level of unfilled orders and requested delivery dates. Since we produce homes to fill existing wholesale and retail orders, our manufacturing plants generally do not carry finished goods inventories except for homes awaiting delivery and they typically only maintain a one to three weeks' supply of raw materials.

INDEPENDENT RETAILERS

     During 1998, 89% of our wholesale shipments of homes were made to approximately 3,500 independent retail locations throughout the U.S. and western Canada. Some independent retailers operate multiple sales centers. As is common in the industry, our independent retailers may sell manufactured homes produced by other manufacturers in addition to those produced by us. In 1998, no single independent retailer or distributor accounted for more than 5% of our manufacturing sales. The majority of independent retailer home purchases are financed by lending institutions on a floor plan basis secured by a lien on such homes. The manufacturing facilities generally receive payment from the lending institutions 7 to 15 days after homes are sold to independent retailers. In accordance with trade practice, we enter into various repurchase agreements with the lending institutions providing retailer floor plan financing, as is more fully described in Note 10 of Notes to Consolidated Financial Statements, incorporated by reference in this prospectus.

     We continually seek to increase sales at existing independent retailers by increasing throughput of our homes, as well as by finding new independent retailers to carry our homes. During the second half of 1998 we introduced the "Alliance of Champions" marketing program for selected Champion independent retailers that have a record of success and a commitment to growth. The Alliance program is designed to support the independent retailer in expanding his business and improving the retail buying experience. The program assures Alliance participants a supply of a broad range of quality homes from Champion's manufacturing facilities. Additional benefits available to Alliance members are access to wholesale and retail finance packages from third-party lenders and availability of enhanced marketing programs.

COMPANY-OPERATED RETAIL SALES CENTERS

     As a result of the acquisition of 16 retail organizations during 1998 and through the first half of 1999, as well as internal expansions, we operated 282 retail sales locations in 28 states at July 3, 1999, compared to 22 sales locations at January 3, 1998. Our retail sales in 1998 totaled $562 million, compared to $61 million in

1997. Purchases by company-operated retailers accounted for 14% of our wholesale home shipments during the first half of 1999, up from 11% for the fiscal year ended 1998. Of the total new homes sold by company-operated retailers in 1999, 60% were produced by us.

     Each of our retail companies does business autonomously under its own name and carries and sells homes based on availability from suppliers and marketability for their local area. Some of the retail locations acquired in 1998 sell homes primarily produced by us while others sell principally or exclusively non-Champion homes. We encourage our retailers to source home models on a competitive basis from a variety of manufacturers, including Champion.

     Our retail sales centers generally range in size from one and one-half acre to four acres, although some locations are up to 10 acres. Each sales center has a sales office and a variety of model homes of various sizes, and offers various floor plans, features and prices. Customers may purchase a home from an inventory of homes maintained at the location, including the model homes, or may order a home that will be built at a manufacturing facility. Many sales centers also sell pre-owned homes that are obtained through trade-ins or repossessions from financial institutions. Our retail centers generally finance their inventories of homes under floor plan financing arrangements similar to those discussed above under "Independent Retailers."

     Our retail sales centers are usually located on a main road or highway for high visibility. Model homes may be displayed in a residential setting with sidewalks and landscaping. Each sales center usually employs a manager and three or four commissioned salespersons. We use radio and television advertising in areas where we have a concentration of sales centers. Most retail customers finance the purchase of their home through a lending institution. The sales center often assists in arranging financing and insurance on the home, for which a fee is received. The sales centers may also sell additional items in connection with the sale of the home, such as central air conditioning, decks, skirting and other appliances. In addition, retailers often arrange for necessary permits and utility connections.

COMPETITION

     The manufactured housing industry is highly competitive at both the manufacturing and retail levels, with competition based upon several factors, including price, product features, reputation for service and quality, depth of field inventory, promotion, merchandising and retailer and retail customer financing terms. In addition, manufactured homes compete with other forms of low-cost housing, including site-built, prefabricated and modular homes, apartments, townhouses and condominiums.


     According to NCSBCS, in 1998 there were approximately 89 producers of manufactured homes in the U.S. operating an estimated 330 production facilities. In 1998, the top four companies had combined market share of approximately 54%, according to data from a survey by Manufactured Home Merchandiser. Based on industry data reported by NCSBCS, in 1998 our U.S. wholesale market share of HUD code homes sold was 18.3%, up from 17.7% in 1997. By the end of the first half of 1999, our U.S. wholesale market share was approximately 20%, including Homes of Merit which we acquired in January 1999.


     On the retail side, there are an estimated 7,500 retail locations throughout the U.S. We sell our homes through approximately 3,500 independent retail locations as well as through our company-operated retail centers, which totaled 282 at July 3, 1999.

                                  RISK FACTORS

     In addition to the other information contained in, or incorporated by reference into, this prospectus, you should consider the following factors before deciding to tender your original notes in the exchange offer.

THE CYCLICAL AND SEASONAL NATURE OF THE HOUSING MARKET MAY CAUSE FLUCTUATIONS IN OPERATING RESULTS.

     The housing market historically has been highly cyclical and seasonal and subject to volatility in quarterly operating results. The housing market is influenced by many national and regional economic and demographic factors, including consumer confidence, interest rates, availability of financing, regional population and employment trends and general economic conditions, including recessions. The housing industry generally experiences lower sales in the first and fourth calendar quarters of the year primarily as a result of the effect of adverse weather on construction, manufacturing, distribution and sales efforts, as well as retail sales and setups. We may, in certain periods, be affected by these economic and seasonal trends. We cannot assure you that the housing market will not experience future declines or that such declines will not have a material adverse effect on us.

OUR FUTURE RESULTS OF OPERATIONS ARE DEPENDENT UPON OUR ABILITY TO ASSIMILATE THE OPERATIONS OF ACQUISITIONS.

     During the past five years we have significantly expanded our manufactured housing production operations through acquisitions, with nine acquisitions of manufactured housing companies since 1994. We have also significantly expanded our retail operations. We had 282 retail sales locations in 28 states as of July 3, 1999, compared to 22 sales locations at January 3, 1998. Our future results of operations are dependent, in part, upon the ability of our management to assimilate the operations of recent acquisitions, as well as any future acquisitions and to oversee these expanded operations. Our ability to manage these and any future acquisitions will depend upon a number of factors, including our capital resources, our ability to retain key employees and our ability to control operating and production costs. We cannot assure you that we will be successful in these efforts or that these efforts may not in certain circumstances adversely affect our operating results.

WE DEPEND ON INDEPENDENT RETAILERS.

     During 1998, 89% of our wholesale shipments of homes were made to approximately 3,500 independent retail locations throughout the U.S. and western Canada. Some independent retailers operate multiple sales centers. As is common in the industry, our independent retailers may sell manufactured homes produced by other manufacturers in addition to those produced by us. While we believe that our relations with our independent retailers are generally good, our relationships with our retailers are cancellable on short notice by either party, and we cannot assure you that we will be able to maintain these relations, that these retailers will continue to sell our homes or that we will be able to attract and retain quality independent retailers.

OUR SALES DEPEND ON THE AVAILABILITY OF RETAILER AND CONSUMER FINANCING.

     Our retailers and the retail purchasers of our homes normally secure financing from third-party lenders. The availability, interest rate and other costs of such financing are dependent on the lending practices of financial institutions, governmental policies and economic and other conditions, all of which are beyond our control. Interest rates for manufactured home loans are generally higher, and the terms of these loans shorter, than loans for site-built homes. Additionally, manufactured home financing is at times more difficult to obtain than conventional home mortgages. There can be no assurance that affordable wholesale or retail financing for manufactured homes will continue to be available on a widespread basis. If such financing were to become unavailable, such unavailability could have a material adverse effect on our results of operations.

WE COULD BE ADVERSELY IMPACTED BY CONTINGENT LIABILITIES.

     As is customary in the manufactured housing industry, most retailers finance their purchases through floor plan arrangements under which a financial institution provides the retailer with a loan for the purchase price of the home and maintains a security interest in the home as collateral. In connection with a floor plan arrangement, the financial institution which provides the retailer financing customarily requires us to enter into a separate repurchase agreement with the financial institution under which we are obligated, upon default by the retailer and repossession by the financial institution, to repurchase a home in an amount equal to the unpaid loan balance for the home, plus certain administrative and handling expenses, reduced by the amount of any damage to the home. The maximum potential repurchase obligation at July 3, 1999 was $900 million, exclusive of any resale value. Losses incurred in connection with these agreements in 1994 through 1998 were immaterial and estimated losses are provided for currently. In 1998, Champion repurchased 165 homes and recorded a loss on resale of approximately $120,000 in connection with these repurchases. On July 23, 1999, Champion's largest independent retail customer filed a Chapter 11 bankruptcy petition. As a result, Champion expects to incur a one-time after tax charge of $20.5 million or $0.41 per diluted share in the third quarter of 1999 in connection with the repurchase of homes sold to this retailer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters" below. We cannot assure you that we will not suffer additional losses with respect to, and as a consequence of, these financing arrangements.


OUR GROWTH MAY BE LIMITED BY THE AVAILABILITY OF MANUFACTURED HOUSING SITES.

     Any limitation on the growth of the number of sites for placement of manufactured homes or on the operation of manufactured housing communities could adversely affect the manufactured housing business. Manufactured housing communities and individual home placements are subject to local zoning ordinances and other local regulations relating to utility service and construction of roadways. In the past, property owners often have resisted the adoption of zoning ordinances permitting the location of manufactured homes in residential areas, which we believe has adversely affected the growth of the industry. We cannot assure you that manufactured homes will receive widespread acceptance or that localities will adopt zoning ordinances permitting the location of manufactured home areas. The inability of the manufactured home industry to gain such acceptance and zoning ordinances could have a material adverse effect on our results of operations.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, you will surrender to us in exchange original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued.

     On May 3, 1999, we issued and sold the original notes. We used the net proceeds of that offering, which were approximately $197.3 million, primarily to reduce borrowings under our bank credit facility.

                                 CAPITALIZATION

     The following table sets forth the actual consolidated capitalization of Champion as of July 3, 1999 after the use of the net proceeds from the initial offering of the notes. This table should be read in conjunction with "Use of Proceeds" and the Consolidated Financial Statements of Champion and the notes thereto incorporated by reference in this prospectus.

                                                              (IN THOUSANDS
                                                               EXCEPT PAR
                                                                 VALUE)
                                                              -------------
Liabilities and shareholders' equity
Current liabilities:
  Notes payable to bank.....................................   $    7,000
  Floor plan payable........................................      147,938
  Accounts payable..........................................       68,880
  Other current liabilities.................................      217,603
                                                               ----------
     Total current liabilities..............................      441,421
                                                               ----------
Long-term debt:
  7 5/8% Notes Due May 15, 2009.............................      200,000
  Other long-term debt......................................       23,370
Deferred portion of purchase price..........................       34,700
Other long-term liabilities.................................       64,095
Shareholders' equity:
  Preferred stock, no par value; 5,000 shares authorized; no
     shares issued and outstanding..........................           --
  Common stock, $1 par value; 120,000 authorized; 48,577
     issued and outstanding.................................       48,577
  Capital in excess of par value............................       44,655
  Retained earnings.........................................      365,319
  Foreign currency translation adjustments..................         (989)
                                                               ----------
     Total shareholders' equity.............................      457,562
                                                               ----------
Total liabilities and shareholders' equity..................   $1,221,148
                                                               ==========

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for Champion for each of the fiscal years ended December 31, 1994, December 30, 1995, December 28, 1996, January 3, 1998 and January 2, 1999. The selected financial data as of and for each of the five fiscal years then ended have been derived from our Consolidated Financial Statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants. You should read this data in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Champion and the notes thereto incorporated by reference in this prospectus.

     The selected financial data as of and for the six months ended July 4, 1998 and July 3, 1999 have been derived from our unaudited consolidated financial statements. In the opinion of management, the interim consolidated financial statements include all adjustments necessary for a fair presentation of the results of operations, financial position and cash flow for those periods. The results for the six months ended July 3, 1999 are not necessarily indicative of results that may be expected for the entire fiscal year.

                                                                FISCAL YEAR                                SIX MONTHS ENDED
                                       --------------------------------------------------------------   -----------------------
                                          1994         1995         1996         1997         1998         1998         1999
                                          ----         ----         ----         ----         ----         ----         ----
                                                                        (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA
Net sales
  Manufacturing......................  $1,088,381   $1,346,685   $1,572,427   $1,652,229   $1,898,596   $  918,818   $1,034,114
  Retail.............................      34,702       27,200       33,202       60,624      561,659      210,707      400,149
    Less intercompany................     (22,600)     (18,800)     (22,800)     (37,800)    (206,000)     (84,000)    (145,000)
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net sales............................   1,100,483    1,355,085    1,582,829    1,675,053    2,254,255    1,045,525    1,289,263
Cost of sales........................     942,259    1,151,012    1,338,800    1,423,595    1,852,676      866,906    1,054,529
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Gross margin.........................     158,224      204,073      244,029      251,458      401,579      178,619      234,734
Selling, general and administrative
  expenses...........................      89,289      112,396      130,629      135,028      231,295      101,682      139,926
Nonrecurring merger and other
  charges............................       2,700           --       22,000           --           --           --           --
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating income.....................      66,235       91,677       91,400      116,430      170,284       76,937       94,808
Net interest income (expense)........         673          298          525          941      (13,486)      (4,590)     (12,229)
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Pretax income-continuing
  operations.........................  $   66,908   $   91,975   $   91,925   $  117,371   $  156,798   $   72,347   $   82,579
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
Income-continuing operations.........  $   43,808   $   54,475   $   52,225   $   70,771   $   94,198   $   43,447   $   50,379
Income-discontinued operations.......       3,230        1,810        1,361        4,500           --           --           --
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income...........................  $   47,038   $   56,285   $   53,586   $   75,271   $   94,198   $   43,447   $   50,379
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
OTHER FINANCIAL DATA
EBITDA...............................  $   77,023   $  102,971   $  127,863   $  133,521   $  197,195   $   89,790   $  113,079
Ratio of earnings to fixed charges...       33.1x        26.3x        29.1x        91.4x         9.7x        12.8x         6.3x
Depreciation and amortization........  $    8,088   $   11,294   $   14,463   $   17,091   $   26,911   $   12,853   $   18,271
Capital expenditures.................  $   18,762   $   19,854   $   50,094   $   38,266   $   49,120   $   21,814   $   31,537
BALANCE SHEET DATA (end of period)
Net property, plant and equipment....  $   59,783   $   75,271   $  119,994   $  143,519   $  190,963   $  171,340   $  216,083
Total assets.........................     290,090      367,872      461,222      501,250    1,021,672      934,274    1,221,148
Long-term debt.......................       2,536        1,685        1,158        1,813      121,629        3,552      223,370
Shareholders' equity.................  $  133,266   $  176,142   $  226,634   $  280,416   $  405,246   $  349,111   $  457,562
OTHER STATISTICAL INFORMATION
Number of employees end of period....       7,600        8,700       10,700       11,300       14,000       12,000       15,000
Homes sold
  -- Wholesale.......................      44,453       53,955       61,796       64,285       70,359       34,631       37,990
  Retail -- new......................         644          477          541          983       11,738        4,545        8,176
  Retail -- pre-owned................          51           36           28           87        2,867        1,005        2,086
Wholesale multi-section mix..........          54%          54%          56%          58%          63%          61%          65%

     The 1996 merger with Redman Industries, Inc., which was accounted for as a pooling of interests, required all prior years to be restated to include Redman's results. See the Notes to our Consolidated Financial Statements incorporated by reference in this prospectus for information regarding the merger with Redman and discontinued operations.

     EBITDA is defined as operating income before nonrecurring charges plus depreciation and amortization. We have included EBITDA because it is used by certain investors as a measure of our operating performance. EBITDA is not required under generally accepted accounting principles and should not be considered an alternative to net income or any other measure of performance required by generally accepted accounting principles. EBITDA should also not be used as a measure of liquidity or cash flows under generally accepted accounting principles.

SEPARATE FINANCIAL STATEMENTS OF GUARANTOR SUBSIDIARIES

     Substantially all the Company's subsidiaries are guarantors of indebtedness under the $200 million senior notes. Separate financial statements for each guarantor subsidiary are not included in this filing because each guarantor subsidiary is fully, unconditionally, jointly and severally liable for the senior notes. In addition, the aggregate total assets and pretax income of and the Company's net investment in the nonguarantor subsidiaries is not material to the consolidated totals of the Company.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

     Upon the terms and conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange original notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means
5:00 p.m., New York City time, on                , 1999. However, if we, in our
sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.

     As of the date of this prospectus, $200 million aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter
of transmittal, is first being sent on or about,             , 1999, to all
holders of original notes known to us. Our obligation to accept original notes for exchange pursuant to the exchange offer is subject to the conditions set forth below under "-- Conditions to the Exchange Offer."

     We reserve the right to extend the period of time during which the exchange offer is open. If we extend the exchange offer by giving oral or written notice of an extension to the holders of original notes as described below, we will delay acceptance for exchange of any original notes. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

     Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

     We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "-- Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on the date of the extension.

     Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

PROCEDURES FOR TENDERING


     Except as described below, a tendering holder must deliver to First Chicago Trust Company of New York, the exchange agent, on or before the expiration date:


     (1) certificates for the original notes or confirmation of book-entry transfer of the original notes under the procedures specified in "-- Book-Entry Transfer" below, and

     (2) a letter of transmittal, properly completed and executed, with all other documents required by the letter of transmittal.

     The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

     If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in book-entry transfer facility system of The Depository Trust Company (DTC) may make book-entry delivery of the original notes by causing the DTC to transfer the original notes into the exchange agent's account.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:


      -- by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal, or


      --  for the account of an "eligible institution."

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be made by an "eligible institution." An "eligible institution" is a financial institution -- including most banks, savings and loan associations and brokerage houses -- that is a participant in the Securities Transfer Agents Medallion Program.

     We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

     We reserve the right to reject any particular original note not properly tendered or any acceptance which might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

     If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

     If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

     By tendering, each holder will represent to us that, among other things,

      -- the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and

      -- neither the holder nor any other person acting on behalf of the holder has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

     In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

     If any holder or other person acting on behalf of the holder is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES


     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. See "-- Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral followed by written notice to the exchange agent, with prompt written confirmation of any oral notice.


     For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the tendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes or, if no interest has been paid on the original notes, from May 3, 1999. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from May 3, 1999. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

     In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

      -- certificates for the original notes, or a timely book-entry confirmation of the original notes, into the exchange agent's account at the book-entry transfer facility,

      --  a properly completed and duly executed letter of transmittal, and

      --  all other required documents.

     Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer pursuant to the book-entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER


     The exchange agent will make a request to establish an account for the original notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer the original notes into the exchange agent's account at the facility. However, the letter of transmittal or a manually signed facsimile copy of the letter of transmittal, with any required signature guarantees and any other required documents, must be delivered to the exchange agent on or before the expiration date, unless the holder has strictly complied with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

      --  the tender is made through an eligible institution;


      -- prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a manually signed facsimile copy of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,


        (a) setting forth the name and address of the holder of original notes and the amount of original notes tendered,

        (b) stating that the tender is being made,

        (c) guaranteeing that within three New York Stock Exchange (NYSE) trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

        (d) the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the expiration date.

WITHDRAWAL RIGHTS

     Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below under "-- Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

      -- specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

      -- identify the notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

      -- contain a statement that the holder is withdrawing his election to have the original notes exchanged;

      -- be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

      -- specify the name in which the original notes are registered, if different from that of the depositor.

     If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly retendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following the procedures described under "-- Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes, any of the following events shall occur:

      -- there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of such transaction or (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes pursuant to the exchange offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1) or (2) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

      --  there shall have occurred:

        (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;

        (2) any limitation by a governmental authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer;

        (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

        (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening of such calamities; or

      -- any change, or any development involving a prospective change, shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and those of our subsidiaries taken as a whole that, in our sole judgment, is or may be adverse to us, or we shall have become aware of facts that, in our sole judgment, have or may have an adverse impact on the value of the original notes or the exchange notes; which in our sole judgment in any case, and regardless of the circumstances, including any action by us, giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

     These conditions to the exchange offer are to our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

     In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at such time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT


     We have appointed First Chicago Trust Company of New York as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:



      DELIVERY TO: First Chicago Trust Company of New York, Exchange Agent



      BY REGISTERED OR CERTIFIED MAIL:                    BY OVERNIGHT DELIVERY:
   First Chicago Trust Company of New York        First Chicago Trust Company of New York
        Corporate Actions, Suite 4660                  Corporate Actions, Suite 4680
                P.O. Box 2569                            14 Wall Street, 8th Floor
     Jersey City, New Jersey 07303-2569                  New York, New York 10005



                               BY HAND DELIVERY:


                    First Chicago Trust Company of New York


              c/o Securities Transfer and Reporting Services, Inc.


                            Attn: Corporate Actions


                          100 William Street, Galleria


                            New York, New York 10038


                             FOR INFORMATION CALL:

                                 (800) 251-4215



     IF YOU DELIVER THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, THEN YOUR DELIVERY OR TRANSMISSION WILL NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.


FEES AND EXPENSES

     The principal solicitation for this exchange offer is being made by mail; however, additional solicitation may be made by telephone, facsimile or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any officers or employees who engage in this solicitation. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse reasonable out-of-pocket expenses incurred in connection with the exchange offer.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $100,000.

ACCOUNTING TREATMENT

     We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

TRANSFER TAXES

     Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE ORIGINAL NOTES

     Holders of original notes who do not exchange their original notes for exchange notes pursuant to the exchange offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as set forth in the legend on the notes as a consequence of the issuance of the original notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. As discussed in "Exchange Offer; Registration Rights," we do not currently anticipate that we will register original notes under the Securities Act.

     Based on an interpretation of the Securities Act by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of the exchange notes, other than any holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders' business and the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes. However, the SEC has not specifically considered this exchange offer in the context of issuing a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. If any holder is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, that holder:

     (1) could not rely on the applicable interpretations of the staff of the SEC, and

     (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the exchange notes to "qualified institutional buyers," as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of exchange notes in any state where an exemption from registration or qualification is required and not available.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we and our representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by us with the SEC and press releases or oral statements made by our management. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Company" and other sections of this prospectus and in the documents incorporated by reference in this prospectus.


     Certain statements included or incorporated by reference in this prospectus, including Champion's plans regarding its number of manufacturing facilities, capital expenditures, contingent liabilities related to repurchase agreements, retail strategy, products and performance, views of industry prospects and anticipated demand for manufactured homes, and Champion's long-term goal of compound annual growth in earnings per share of 15% and its retail sales goal of $1 billion by the year 2000, could be construed to be forward-looking statements. In addition, Champion from time to time may publish other forward-looking statements. Such forward-looking statements are based on management's estimates, assumptions and projections and are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated results or other expectations discussed in the forward-looking statements. Factors which could affect the forward-looking statements and Champion in particular include those discussed below.


     Long-term growth in the manufactured housing industry (wholesale and retail) may be affected by: (1) the relative cost of manufactured housing versus other forms of housing; (2) general economic trends, including inflation and unemployment rates, consumer confidence, job growth and interest rates; (3) changes in demographics, including new household formations and the number of Americans on fixed income; (4) the availability and cost of financing for manufactured homes; (5) changes in government regulations and policies, including HUD regulations, local building codes and zoning regulations; and (6) changes in regional markets and the U.S. economy as a whole. Short-term sales could be affected by inclement weather and inventory levels of manufactured housing retailers. Fluctuations in interest rates may affect the demand for manufactured housing to the extent that those changes reduce job growth, slow the U.S. economy, or cause a loss in consumer confidence.

     The profitability of Champion may also be affected by: (1) its ability to efficiently expand operations and to utilize production capacity; (2) its ability to pass increased raw material costs, particularly lumber, insulation and drywall costs, on to its customers; (3) market share position; (4) growth in the manufactured housing industry as a whole; (5) the results of its acquisitions; and (6) the strength of retail distribution.


     The risks and uncertainties that may affect us are more specifically described in "Risk Factors" in this prospectus and in our quarterly report on Form 10-Q for the quarter ended July 3, 1999, which is incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.


     We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SIX MONTHS ENDED JULY 3, 1999 VERSUS SIX MONTHS ENDED JULY 4, 1998

OVERVIEW


     Champion Enterprises, Inc. is the leading producer and third largest retailer of manufactured housing in the U.S. For the six months ended July 3, 1999, consolidated revenues grew 23% from a year ago due to higher wholesale volume, internal expansions and acquisitions completed in 1998 and 1999. Throughout 1998 Champion acquired 14 manufactured housing retail organizations and a home building facility. In January 1999 Champion completed the acquisitions of Homes of Merit, Florida's largest producer of manufactured homes, and Heartland Homes, a Texas housing retailer. In June 1999 the Company acquired Care Free Homes, Inc., a housing retailer headquartered in Utah.


     Total gross margin and selling, general and administrative expenses ("SG&A") rose in 1999 due to higher wholesale volume, acquisitions and expanded retail operations. As a percent of revenues, gross margin and SG&A increased due to expanded retail operations. In 1999 operating income increased 23% to $95 million, or 7.4% of sales, comparable to last year's six month margin percentage. Net income in 1999 increased 16% to $50 million, compared to $43 million in 1998 year-to-date. For the year-to-date period, income per diluted share rose 16% to $1.02, compared to $0.88 per diluted share in 1998.

CONSOLIDATED

                                                          SIX MONTHS ENDED
                                                    ----------------------------
                                                    JULY 3, 1999    JULY 4, 1998    % CHANGE
                                                    ------------    ------------    --------
                                                             (DOLLARS IN MILLIONS)
Net sales:
  Manufacturing...................................    $1,034.1        $  918.8         13%
  Retail..........................................       400.2           210.7         90%
  Less: intercompany..............................      (145.0)          (84.0)
                                                      --------        --------
Total net sales...................................    $1,289.3        $1,045.5         23%
                                                      ========        ========
Gross margin......................................    $  234.7        $  178.6         31%
SG&A..............................................       139.9           101.7         38%
                                                      --------        --------
Operating income..................................    $   94.8        $   76.9         23%
                                                      ========        ========
As a percent of sales
  Gross margin....................................        18.2%           17.1%
  SG&A............................................        10.9%            9.7%
  Operating income................................         7.4%            7.4%

MANUFACTURING OPERATIONS

                                                          SIX MONTHS ENDED
                                                    ----------------------------
                                                    JULY 3, 1999    JULY 4, 1998    % CHANGE
                                                    ------------    ------------    --------
Net sales (in millions)...........................   $ 1,034.1       $   918.8         13%
Segment income (in millions)......................   $    85.4       $    79.5          7%
Segment margin....................................         8.3%            8.7%
Homes sold........................................      37,990          34,631         10%
Floors sold.......................................      63,378          56,344         12%
Multi-section mix.................................          65%             61%
Average home price................................   $  27,200       $  26,500          3%
Manufacturing facilities -- end of period.........          65              57         14%

     Manufacturing revenues increased to $1 billion for the six months ended July 3, 1999, a 13% improvement over a year ago due to higher sales volume from existing operations and the inclusion of Homes of Merit. Wholesale home shipments and floors sold were up 10% and 12%, respectively, from a year earlier. A floor is a section of a home. A single-section home is comprised of one floor, while a multi-section home is comprised of two or more floors. Of the total wholesale shipments for the six months, 86% were to independent retailers and the remaining 14% were to company-operated sales centers. The wholesale multi-section mix was 65%, compared to 61% in the first half of 1998.


     Excluding Homes of Merit from both periods, Champion's wholesale shipments of homes and floors sold rose 3.5% and 5.0%, respectively, from a year earlier. According to data reported by the National Conference of States on Building Codes and Standards ("NCSBCS"), U.S. industry wholesale shipments for the first six months of 1999 increased 1.3% in homes and 3.9% in floors from the comparable 1998 period.


     For the year-to-date period, manufacturing segment income rose 7% to reach $85 million, or 8.3% of related sales. The decline in margin percentage was due to lower levels of unfilled orders in 1999 and rising material costs, particularly lumber and drywall.


     Although dealer orders can be cancelled at anytime without penalty, and unfilled orders are not necessarily an indication of future business, Champion's unfilled orders for wholesale housing at July 3, 1999 totaled approximately $59 million, compared to $100 million a year ago, which excluded Homes of Merit. At July 3, 1999, including six Homes of Merit plants, the Company had 65 home building facilities, compared to 57 one year earlier.



     Due to consolidating operations in certain regions, Champion recently temporarily idled one manufacturing facility in each of the following locations:
Boaz, Alabama; Chehalis, Washington; Maxton and Lillington, North Carolina; and White Pigeon, Michigan. During the third quarter of 1999, Champion opened new plants in New York, Arizona and Kentucky. The New York facility is a replacement for the plant destroyed by fire in the first quarter.


RETAIL OPERATIONS

                                                          SIX MONTHS ENDED
                                                    ----------------------------
                                                    JULY 3, 1999    JULY 4, 1998    % CHANGE
                                                    ------------    ------------    --------
Net sales (in millions)...........................    $ 400.2         $ 210.7          90%
Segment income (in millions)......................    $  32.6         $  20.9          56%
Segment margin....................................        8.1%            9.9%
New homes sold....................................      8,176           4,545          80%
Pre-owned homes sold..............................      2,086           1,005         108%
Total homes sold..................................     10,262           5,550          85%
% Champion produced - new homes sold..............         60%             44%
Average new home price............................    $45,600         $44,200           3%
Sales centers -- end of period....................        282             188

     Retail sales reached $400 million in the year-to-date period, almost double a year ago, due to expanded retail operations from acquisitions and internal expansions. At July 3, 1999 retail sales centers totaled 282 in 28 states, up from 188 locations a year ago and 246 at the beginning of the year. Of the 36 locations added during 1999, 16 were acquired upon the acquisitions of Heartland Homes and Care Free Homes and 20 net locations were added through internal expansions and minor acquisitions of other retail companies.

     Segment income, before inventory financing charges, was $33 million for the 1999 year-to-date period, rising 56% from the comparable 1998 six months. Operating margins represented 8.1% of related revenues and were affected by start-up and expansion costs for new sales locations, as well as lower margins at some of the minor acquisitions. In 1999 60% of new retail homes sold were produced by Champion facilities, compared to 44% in the comparable 1998 period.

OTHER MATTERS

     During 1999 a non-cash accounting charge of approximately $4.4 million was recorded to eliminate the manufacturing profits in inventories of Champion produced homes at company-operated sales centers. This amount compares to $7.3 million a year ago. Interest expense was higher in 1999 due to increased amounts outstanding on Champion's line of credit, Senior Notes payable and floor plan payable. Income tax expense in 1999 increased due to higher pretax income. The effective tax rate was 39% in 1999, compared to 40% in 1998, as a result of lower state tax rates due to certain acquisitions.


     On July 23, 1999, Ted Parker Home Sales, Inc., Champion's largest independent retail customer, filed a Chapter 11 bankruptcy petition. Sales to this customer represented 3.5% of Champion's wholesale home shipments in 1998 and 2.7% for the six months ended July 3, 1999. Champion is contingently liable under repurchase agreements with the customer's inventory floor plan lenders and expects that it will be required to repurchase most of the inventory for which it is contingently liable. The maximum repurchase obligation for this customer, excluding the resale value of the homes, is approximately $69 million. The Company also plans to open approximately 20 new retail locations in the Carolinas to facilitate the sale of the homes it expects to repurchase. In the quarter ending October 2, 1999, Champion will provide a pretax charge of $33.6 million ($20.5 million after tax or $0.41 per diluted share). This charge primarily is for the discounting and other costs that are anticipated in the reselling of the homes.



     Based on current industry conditions, Champion believes that its second half 1999 earnings will be approximately 40% below last year's $1.03 per diluted share, excluding the $0.41 per share one-time charge discussed above. The industry's U.S. wholesale shipments in the remainder of 1999 and into 2000 could suffer from current excess levels of industry retail inventories. Increased competitive pressures are expected to reduce the Company's wholesale and retail margins until industry retail inventories are reduced to acceptable levels.



     On August 26, 1999, a putative shareholder class action suit entitled Joel Miller v. Champion Enterprises, Inc. was filed against the Company and Walter R. Young in the U.S. District Court for the Eastern District of Michigan. The complaint seeks unspecified damages and costs for alleged violations of federal securities laws. The plaintiff generally alleges, among other things, that the Company made false and misleading statements and omitted other information regarding the financial condition of Ted Parker Home Sales, Inc. ("Ted Parker") and the potential impact on the Company of Ted Parker becoming insolvent. The Company believes that it is possible that additional similar actions have been or may be filed. The Company intends to vigorously defend against this litigation.


RESULTS OF OPERATIONS 1998 VERSUS 1997

OVERVIEW


     In 1998, Champion led the U.S. manufactured housing industry in wholesale revenues and wholesale shipments of homes. As of February 10, 1999, Champion had 65 home building facilities in 18 states and western Canada and operated 264 retail sales centers in 28 states.


     Operating income from continuing operations rose 46% to $170 million and net sales rose 35% to approximately $2.3 billion. Income from continuing operations reached $94 million, or $1.91 per share, up 32% compared to $71 million, or $1.45 per share in 1997. Net income per share for 1998 of $1.91 was 24% higher than $1.54 in 1997, which included $0.09 per share of income from discontinued operations. Growth in 1998 was driven by higher manufacturing volume and the results of Champion's 1998 retail acquisitions.

     During 1998, Champion continued implementing its retail strategy, started in the second half of 1997, of acquiring key manufactured housing retailers and rapidly expanding their operations with a goal of at least $1 billion in annual retail sales by the year 2000. Related goals are to improve the retail buying experience for the home buyer and to enhance profits through better merchandising techniques, improved efficiencies, control of costs and improved home installation to reduce service costs.

     During 1998, Champion completed 15 retail acquisitions, including Heartland Homes Group, with nine sales centers in Texas, which was acquired on January 5, 1999. These acquired businesses operated a total of 172 sales centers. On January 4, 1999, Champion completed the acquisition of Homes of Merit, Inc., Florida's largest producer of manufactured homes, with six manufacturing facilities. The financial results of Homes of Merit and Heartland Homes are not included in Champion's 1998 financial statements or in this discussion.


     In February 1998, Champion completed its sale of the assets and business of Champion Motor Coach, Inc., its commercial vehicles business which manufactured mid-size buses. As a result, the commercial vehicles business is classified and discussed as discontinued operations for all periods reported in this prospectus.


     All earnings per share amounts referred to in this discussion are based on diluted earnings per share calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Fiscal years 1998 and 1996 were each comprised of 52 weeks while 1997 was comprised of 53 weeks.

CONSOLIDATED

                                                           1998      1997     % CHANGE
                                                           ----      ----     --------
                                                           (IN MILLIONS)
Net sales
  Manufacturing.........................................  $1,898    $1,652       15%
  Retail................................................     562        61
  Less: intercompany....................................    (206)      (38)
                                                          ------    ------
Total net sales.........................................  $2,254    $1,675       35%
Gross margin............................................  $  401    $  251       60%
SG&A....................................................     231       135       71%
                                                          ------    ------
Operating income........................................  $  170    $  116       46%
As a percent of sales
  Gross margin..........................................    17.8%     15.0%
  SG&A..................................................    10.3%      8.1%
  Operating income......................................     7.6%      7.0%

     Gross margins in 1998 benefitted from higher wholesale volume, expanded retail operations, and the effects on margins of Champion owned retailers selling Champion produced homes. Selling, general and administrative expenses ("SG&A") increased due primarily to expanded retail operations. Margins in 1997 were unfavorably impacted by the restructuring of the product line at Redman's Indiana facilities, as well as low levels of unfilled orders in the first half of the year which also affected results at plants that started up in 1997.

     In 1997 Champion's retail segment was not material. Operating income in 1998 was comprised of the following (in millions):

                                                                    PERCENT OF
                                                                   RELATED SALES
                                                                   -------------
Manufacturing segment....................................  $165         8.7%
Retail segment...........................................    47         8.4%
General corporate expenses...............................   (23)
Intercompany profit elimination..........................   (10)
Amortization of goodwill.................................    (9)
                                                           ----
Operating income.........................................  $170         7.6%

     In 1998, non-cash accounting charges of $10.2 million were recorded to eliminate the manufacturing profits in inventories of Champion produced homes at company-operated sales centers. These charges are levied on pre-acquisition inventory that is sold and replaced by Champion produced homes, as well as any increases in Champion products, primarily due to opening new retail sales centers.

MANUFACTURING OPERATIONS

                                                        1998        1997      % CHANGE
                                                        ----        ----      --------
Net sales (in millions).............................  $  1,898    $  1,652       15%
Homes sold..........................................    70,359      64,285        9%
Floors sold.........................................   115,519     102,468       13%
Multi-section mix...................................        63%         58%
Average home price..................................  $ 27,000    $ 25,700        5%
Manufacturing facilities-year end...................        60          55        9%

     Manufacturing revenues increased due to higher volume to independent and company-operated retailers, with wholesale home shipments and floors sold up 9% and 13%, respectively, from 1997 levels. Sales of multi-section homes rose 19%, comprising 63% of total homes sold compared to 58% last year, contributing to a higher average selling price per home. Wholesale shipments of single-section homes decreased 3% from a year ago. Wholesale shipments to company-operated home centers accounted for 11% of total homes sold in 1998.

     Champion's U.S. wholesale shipments of HUD code homes rose 9.2% from a year earlier, which resulted in a U.S. market share improvement to 18.3% from 17.7% in 1997. According to data reported by the NCSBCS, U.S. industry wholesale shipments of HUD code homes and floors increased 5.5% and 7.8%, respectively, from 1997 levels. Industry sales of multi-section homes rose 12% and single-section shipments decreased 3%.

     Segment margins were 8.7% of related sales as a result of higher volume and product mix and pricing. Higher levels of unfilled orders throughout 1998 allowed for production efficiencies. Margins in 1997 were hurt by restructuring at Redman's Indiana facility and low levels of unfilled orders in the first half of the year.

     Although retailer orders can be canceled at any time without penalty, and unfilled orders are not necessarily an indication of future business, Champion's unfilled wholesale orders for housing at January 2, 1999 totaled approximately $73 million, excluding Homes of Merit, compared to $42 million a year ago. Strong order activity around the country resulted in the increase.

     During 1998, Champion constructed four manufacturing facilities and acquired one other. As of February 10, 1999, Champion had 65 home building facilities, including the six Homes of Merit plants and excluding a New York facility that was destroyed by a fire in January 1999.

RETAIL OPERATIONS

                                                            1998       1997
                                                            ----       ----
Net sales (in millions)..................................  $   562    $    61
New homes sold...........................................   11,738        983
Used homes sold..........................................    2,867         87
% Champion produced-new homes sold.......................       49%       100%
Average new home price...................................  $45,100    $60,400
Company-operated sales centers-year end..................      246         22

     Retail sales substantially increased in 1998 due to the retail acquisitions completed throughout the year. The average selling price per home was higher in 1997 because of the large percentage of multi-section homes sold by Champion's single retail operation.

     Retail margins in 1998, excluding floor plan financing costs, were 8.4% of sales, and were the result of high volume, controlled fixed costs and inventory levels, and finance related and insurance income. Margins in 1998 were affected by startup and expansion costs, primarily in the second half of the year. During 1998 and through February 10, 1999, 70 new sales centers were added, of which 37 were greenfield start ups.

OTHER MATTERS

                                                              1998     1997
                                                              ----     ----
                                                              (IN MILLIONS)
Net interest expense (income)...............................  $13.5    $(0.9)
Income taxes................................................  $62.6    $46.6
Effective income tax rate...................................     40%      40%
Income from discontinued operations.........................     --    $ 4.5

     Interest expense was higher in 1998 due to amounts outstanding on Champion's revolving line of credit and interest on floor plan obligations. Line of credit borrowings were used to finance retail acquisitions. The floor plan liabilities were used to finance retail inventories. In 1997 there were no borrowings on Champion's line of credit.

     Income tax expense increased in 1998 due to higher taxable income, with the effective tax rate comparable to last year.

     Discontinued operations in 1997 include the results of operations and the sale of the commercial vehicles business, and income from a previously disposed business.

MANUFACTURED HOUSING INDUSTRY OUTLOOK


     The industry's retail home sales were flat in 1998 from 1997 levels, according to data reported by Statistical Surveys, Inc. Industry wholesale shipments of HUD code homes increased 5.5% in 1998, following a decrease of 3% in 1997 and increases of 7% in 1996, 12% in 1995 and 20% in 1994, according to data reported by NCSBCS. Analysts' estimates for 1999 industry U.S. wholesale home shipments range from 2% to 4% below 1998 levels. Through June 1999, industry U.S. wholesale shipments rose 1.3% in homes and 3.9% in floors. Management believes that wholesale shipments in the remainder of 1999 and into 2000 could suffer from the buildup of retail inventories.


     The economic fundamentals that affect the industry continue to remain favorable. Employment levels and consumer confidence are strong, financing remains available despite some recent tightening, and interest rates are stable. Improved product quality and design enables manufactured homes to compete directly with site-built homes, resulting in a broader market for manufactured housing. Changing demographics and lifestyles have increased consumer interest in high value, low maintenance manufactured homes. U.S. industry wholesale shipments of HUD code homes totaled 372,843 in 1998, representing an estimated 30% of all new single-family homes sold in the U.S. Management believes that moderate changes in interest rates will not have a significant direct impact on demand for manufactured housing. However, to the extent that increased interest rates reduce job growth, slow the U.S. economy, or cause a loss in consumer confidence, demand for manufactured housing may be adversely affected.

     Long-term industry growth will be affected by, among other things, the relative cost of manufactured housing versus other forms of housing, including rental housing, general economic trends, changes in demographics including new household formation, the number of Americans on fixed incomes, and the availability and cost of financing. Changes in regional markets and the U.S. economy as a whole will continue to affect overall housing industry cycles.

     The retail segment of the industry is currently undergoing significant change, including consolidation (vertical integration) by large housing manufacturers as well as by other professionally managed organizations. Champion is a major consolidator of manufactured housing retailers. One of Champion's related goals is to improve the retail buying experience for the home buyer.

RESULTS OF OPERATIONS 1997 VERSUS 1996

OVERVIEW

     In 1997, Champion led the manufactured housing industry in wholesale revenues and wholesale multi-section homes sold. In 1996, Champion merged with Redman Industries, Inc. in a combination that was accounted for as a pooling of interests. Therefore, the Consolidated Financial Statements and Management's

Discussion and Analysis for 1996 are presented on a combined basis with Redman. Fiscal year 1997 was comprised of 53 weeks while 1996 was comprised of 52 weeks.

     Operating income from continuing operations rose 27% to $116 million and net sales rose 6% to approximately $1.7 billion. Income from continuing operations reached $71 million, or $1.45 per share, compared to $69 million, or $1.40 per share, before nonrecurring charges in 1996.

     During the second half of 1997, Champion announced its strategy to expand its manufactured housing operations by seeking acquisitions of key housing retailers in growth areas around the country. During 1997, Champion expanded its Lamplighter retail operations in the Northwest by acquiring or opening six new sales centers resulting in a year end total of 21 retail locations. In December 1997, Champion acquired Alpine Homes, Inc., a retailer in Colorado. Champion's 1997 retail sales rose to $61 million from $33 million in the prior year.

CONSOLIDATED

                                                         1997       1996      % CHANGE
                                                         ----       ----      --------
                                                            (DOLLARS IN MILLIONS,
                                                         EXCEPT AVERAGE HOME PRICE)
Net sales
  Manufacturing......................................  $  1,652    $ 1,573        5%
  Retail.............................................        61         33
  Less: intercompany.................................       (38)       (23)
                                                       --------    -------
     Total net sales.................................  $  1,675    $ 1,583        6%
Gross margin.........................................  $    251    $   244        3%
SG&A.................................................       135        131        3%
Nonrecurring merger charges..........................        --         22
                                                       --------    -------
Operating income.....................................  $    116    $    91       27%
As a percent of sales
  Gross margin.......................................      15.0%      15.4%
  SG&A...............................................       8.1%       8.3%
  Operating income...................................       7.0%       5.8%
Wholesale
  Home shipments.....................................    64,285     61,796        4%
  Floors sold........................................   102,468     96,839        6%
  Multi-section mix..................................        58%        56%
  Average price......................................  $ 25,700    $25,400        1%
New retail homes sold................................       983        541

     In 1997, Champion's U.S. wholesale shipments of HUD code homes increased 4.5% over 1996, while industry U.S. wholesale shipments were down 2.8% to 353,377 homes. Champion's HUD code floor shipments increased 6.6% in 1997 compared to a 1.0% increase for the U.S. industry. Net sales revenues increased by almost 6%, equivalent to the increase in floors sold. Increased shipments of multi-section homes contributed to the higher average selling price per home. Champion's multi-section mix for the year was comparable to the industry's 57.9%. Champion's U.S. wholesale market share in 1997 rose to 17.7% from 16.5% in 1996, based on data reported by NCSBCS.

     Gross margin and operating income percentages, excluding nonrecurring charges, slipped slightly as manufacturing costs rose, partially offset by lower material costs and SG&A expenses. Champion experienced lower levels of unfilled orders for much of the year, as retailers reduced inventories by an estimated 10% to 15% during the year. Lower unfilled orders, especially during the first two quarters, did not enable Champion's manufacturing plants to schedule production in a manner that could maximize utilization of direct labor and other productive resources. Additionally, during 1997 Champion opened six plants, increasing the number of manufactured home facilities at year end to 55. Because of lower unfilled orders, some of the new plants did not ramp up production as quickly as normal, which adversely affected margins. Material costs declined primarily because of additional purchasing power generated by Champion's merger with Redman. SG&A declined as a percent of sales due in part to the savings realized by closing the Redman corporate headquarters and combining corporate staffs. These savings were somewhat offset by higher regional and plant SG&A costs as some functions were decentralized.

     In the fourth quarter of 1996, Champion recorded a pretax charge of $22 million, or $16.8 million after tax ($0.34 per share), for the nonrecurring costs associated with the Redman merger.

OTHER MATTERS

                                                              1997     1996
                                                              ----     ----
                                                              (IN MILLIONS)
Net interest income.........................................  $ 0.9    $ 0.5
Income taxes................................................  $46.6    $39.7
Effective income tax rate...................................     40%      43%
Income from discontinued operations.........................  $ 4.5    $ 1.4

     Net interest income increased in 1997 because of higher cash balances and no borrowings during the year on Champion's line of credit. Income tax expense increased in 1997 due to higher taxable income. The effective tax rate in 1996 was higher due to the nondeductible portion of the nonrecurring merger charges.

     Discontinued operations include the results of operations and the sale of the commercial vehicles business, and income from a previous disposed business. Commercial vehicles sales for 1997 were $60 million, resulting in operating income of $1.4 million. This income was offset by pretax charges of $1.3 million, which were recorded for certain valuation and other reserves established in connection with the sale of the business. In 1996, sales were $61 million and operating income was $2.4 million.

     In the fourth quarter of 1997, after tax income of $4.5 million, or $0.09 per share, was recognized from the collection of installment notes receivable and settlement of certain reserves that were established in connection with the 1993 disposal of a former Redman subsidiary.

LIQUIDITY AND CAPITAL RESOURCES


     Cash balances totaled $29 million at July 3, 1999, compared to $24 million at January 2, 1999. During the year-to-date period, long-term debt increased $102 million, generally due to acquisitions, new plant construction and working capital needs. Net cash totaling $65 million was used for these acquisitions and for other acquisition related payments. Expenditures in 1999 included $32 million for capital improvements and $8.6 million for common stock repurchases. These stock buybacks, totaling 442,000 shares during the six months, were pursuant to a Board of Directors authorization for up to 3.0 million shares. Through mid August of 1999 969,000 shares have been repurchased at a cost of $15.7 million. During the six months ended July 3, 1999, cash of $5 million was generated from stock option exercises and related tax benefits and $6 million from increased floor plan payables.


     Assets and liabilities increased during 1999 due to acquisitions and higher wholesale revenues in June 1999 as compared to December 1998. Accrued compensation and dealer discounts decreased during the first two quarters due to payments made under annual programs. At quarter end debt was 45% of total capital. Earnings before interest, taxes, depreciation and amortization totaled $113 million for 1999, up from $90 million a year ago.

     The Company has a five-year $325 million unsecured bank line of credit, which was completed in May 1998 and includes letters of credit. At quarter end Champion had $33 million of letters of credit outstanding and bank borrowings totaling $7 million were outstanding at July 3, 1999.


     On May 3, 1999 Champion completed an offering for $200 million of unsecured Senior Notes (the original notes) due May 15, 2009 with interest payable semi-annually at an annual rate of 7 5/8%. The net proceeds from the offering totaling $197 million were used to reduce bank debt and for general corporate purposes.


     Additional borrowings may be necessary during 1999 to fund acquisitions, common stock repurchases, and capital expenditures. Total 1999 expenditures of approximately $56 million are planned for new construction and expansions of manufacturing facilities and internal retail expansions. In addition, approximately $69 million of floor plan borrowings will be needed to repurchase homes due to the customer's bankruptcy discussed above.


     The Company believes that existing cash balances, cash flow from operations and additional availability under its line of credit are adequate to meet its anticipated financing needs, operating requirements, capital expenditures, common stock repurchases, and acquisitions in the foreseeable future. However, management may explore other opportunities to raise capital to finance growth. The registrant's long-term goals are to increase earnings per share at a minimum compound annual growth rate of 15% and to reach $1 billion in retail revenues by the year 2000. Consistent with its plan to improve shareholder value through investments in sound operating businesses and common stock repurchases, the registrant does not plan to pay cash dividends in the near term.

IMPACT OF INFLATION

     Inflation has not had a material effect on Champion's operations during the last three years. Commodity prices, including lumber, fluctuate; however, during periods of rising commodity prices Champion has been able to pass the increased costs to its customers in the form of surcharges and base price increases.

YEAR 2000 ISSUE


     Champion began assessments in prior years to identify the work required to assure that its computer systems successfully operate after January 1, 2000. This review included analyzing software internally developed, software licensed from third parties and the Year 2000 status of significant suppliers, including wholesale and retail financing companies. It has been determined that a small portion of Champion's computer systems could be affected by the Year 2000 Issue. The process of replacing or modifying such software and hardware was started in 1997 and remaining changes are expected to be substantially completed by third quarter 1999. Costs incurred to date by Champion related to the Year 2000 Issue have been immaterial and were charged to expense as incurred. Remaining costs to make Champion's computer systems Year 2000 compliant are not expected to have a material effect on results of operations, liquidity or capital resources.


     Champion is dependent upon licensed software for a significant portion of its computer applications. It has been represented by these suppliers that such third-party software is Year 2000 compliant. Champion's operations are also dependent on an adequate supply of raw materials, energy and utilities, delivery services, and wholesale and retail financing. A variety of vendors are used for these products and services, and Champion is reviewing its major vendors to determine the potential impact of the Year 2000 Issue. Management is not aware of any significant problems with these vendors relating to this issue. In the event that certain suppliers are not Year 2000 compliant, Champion could be adversely affected.

                                   MANAGEMENT

DIRECTORS

     The following table sets forth certain information as of April 27, 1999, concerning the directors of Champion. Each director holds office until his or her successor is duly elected and qualified or until his or her resignation or removal, if earlier.

NAME                                             AGE                    POSITION
----                                             ---                    --------
Walter R. Young................................  54    Chairman of the Board, President and Chief
                                                         Executive Officer and Director
Robert W. Anestis..............................  53    Director
Selwyn Isakow..................................  47    Director
Brian D. Jellison..............................  53    Director
Ellen R. Levine................................  56    Director
George R. Mrkonic..............................  46    Director
Robert L. Stark................................  65    Director
Carl L. Valdiserri.............................  62    Director

     Walter R. Young has served as a director of Champion since 1990. He is Chairman of the Board of Directors, President and Chief Executive Officer of Champion. Mr. Young was named President and Chief Executive Officer in 1990 and became the Chairman of the Board in 1992. For 31 years in a variety of industries, Mr. Young has been a performance-driven leader, who faces issues and is a catalyst for change.

     Robert W. Anestis has served as a director of Champion since 1991. On January 1, 1999, he became the Chairman, President and Chief Executive Officer of Florida East Coast Industries, Inc. ("FECI"), headquartered in St. Augustine, Florida. FECI is engaged in the railroad and commercial real estate business. During the preceding five years, he was the President of Anestis & Company, an investment banking and financial advisory firm located in Westport, Connecticut. Mr. Anestis, who has been in the industry 11 years, brings merger and acquisition expertise, strategic planning and policy experience with a strong legal and financial background to the Board.

     Selwyn Isakow has served as a director of Champion since 1991. He is President of The Oxford Investment Group, Inc., a merchant banking and corporate development firm located in Bloomfield Hills, Michigan. Mr. Isakow is also a director of Ramco-Gershenson Properties Trust, Oxford Automotive, Inc., and the Bank of Bloomfield Hills. Mr. Isakow brings expertise in the areas of mergers and acquisitions, strategic planning, accounting and finance in multiple manufacturing and distribution industries.

     Brian D. Jellison joined Champion's Board on January 11, 1999. He is an Executive Vice President of Ingersoll-Rand Company, a major, diversified industrial equipment and components manufacturer, headquartered in Woodcliff Lake, New Jersey. From 1994 to 1998 Mr. Jellison was President of Ingersoll's Architectural Hardware Group. With a strong background in both manufacturing and marketing, Mr. Jellison brings 30 years of broad-based business experience to Champion's Board.

     Ellen R. Levine was elected to Champion's Board on March 5, 1999. She has been the Editor-In-Chief of Good Housekeeping magazine since October 1994. Previously, she served as the Editor-In-Chief of Redbook magazine from 1991 to 1994. Ms. Levine brings to Champion's Board excellent communication and marketing skills, particularly with brand recognition, which were acquired through 35 years of experience as a journalist.

     George R. Mrkonic has served as a director of Champion since 1994. He is Vice Chairman of Borders Group, Inc., a retailer of books and music located in Ann Arbor, Michigan. From November 1994 to January 1997, Mr. Mrkonic was also the President of Borders Group, Inc. Mr. Mrkonic is a director of Syntel, Inc. and Borders Group, Inc. Strengths that Mr. Mrkonic brings to Champion's Board include strategic vision, an operating mentality and a sense of urgency.

     Robert L. Stark has served as a director of Champion since 1996. In 1997 he retired as the Dean of the University of Kansas Regents Center, Overland Park, Kansas. From 1958 until his retirement in March 1993, Mr. Stark served in various executive capacities at Hallmark Cards, Inc., a worldwide manufacturer of greeting cards and related products. Mr. Stark is a director of Payless Shoe Source, Inc. and a former director of Redman Industries, Inc. Mr. Stark brings over 35 years of broad-based business experience to Champion's Board including experience as Chief Operating Officer of a multi-billion dollar corporation and as a past and present director of publicly-traded corporations.

     Carl L. Valdiserri has served as a director of Champion since 1995. He is Chairman and Chief Executive Officer of Rouge Industries, Inc., an integrated steel manufacturer located in Dearborn, Michigan. Mr. Valdiserri is also a director of Rouge Industries, Inc. Mr. Valdiserri brings to the Board operating management perspective and experience that was acquired through 40 years of progressively challenging assignments at several integrated steel companies.

EXECUTIVE OFFICERS

     The following table sets forth certain information as of April 27, 1999, concerning the executive officers of Champion.

NAME                                                   AGE                 POSITION
----                                                   ---                 --------
Walter R. Young......................................  54    Chairman of the Board, President and
                                                               Chief Executive Officer
Joseph H. Stegmayer..................................  48    Executive Vice President, Chief
                                                               Strategic and Financial Officer
Philip C. Surles.....................................  57    Chief Operating Officer
M. Mark Cole.........................................  37    President, Retail Operations
Donald D. Williams...................................  54    Chief Marketing Officer
John J. Collins, Jr. ................................  47    Vice President, General Counsel and
                                                               Secretary
Richard P. Hevelhorst................................  51    Vice President and Controller
Carmel E. Thomas.....................................  39    Treasurer

     Joseph H. Stegmayer joined Champion in January 1998 from Clayton Homes, Inc., a leading manufactured housing company, where for the previous five years he held various executive positions including President and Chief Operating Officer and Vice Chairman.

     Philip C. Surles joined Champion upon the October 1996 merger with Redman Industries, Inc., a leading manufactured housing company. Prior to his appointment to Chief Operating Officer in May 1997, he served as Champion's President, Southwestern Region and in various executive capacities with Redman for 20 years.

     M. Mark Cole joined Champion in January 1998 upon the acquisition of Southern Showcase Housing, Inc., a manufactured housing retailer, where he was President for eight years, and was promoted to the position of President, Retail Operations in September 1998.

     Donald D. Williams joined Champion in March 1999. Mr. Williams was most recently Executive Vice President and Account Managing Director at Young and Rubicam Brazil, overseeing Ford Motor Company's advertising, direct marketing and promotional activities in Brazil. From 1989 to 1996 he served as Executive Vice President, Group Director for Young and Rubicam Advertising Detroit.

     John J. Collins, Jr. joined Champion in March 1997. For the previous five years, he was Principal and Managing Director of Miller, Canfield, Paddock and Stone PLC, a law firm which provided legal services to Champion during 1997 and 1998, and was the Resident Director of one of its offices.

     Richard P. Hevelhorst joined Champion as Controller in May 1995 and was promoted to the position of Vice President and Controller in February 1999. Prior to joining Champion, he served as Treasurer and Chief Financial Officer of Evans Industries, Inc., a privately-held manufacturer, where he was employed for five years.

     Carmel E. Thomas joined Champion in July 1998. Previously for the past five years she was Director of Finance/Assistant Treasurer of Difco Laboratories, Inc., a manufacturer of microbiology reagents.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT AGREEMENT

     In May 1998, Champion entered into a five-year revolving credit agreement with a group of banks for an unsecured line of credit for $325 million, including $60 million of availability to cover letters of credit. At Champion's option, borrowings are subject to interest at either the bank's prime rate or the bank's Eurodollar rate plus 0.575% to 1.0%. Champion is subject to an annual commitment fee ranging from 0.15% to 0.25% on the entire facility and a fee for outstanding letters of credit.

     The agreement provides for annual reductions in the line of credit in September of each year, reducing the line to the following amounts: $275 million in 1999, $200 million in 2000 and $175 million in 2001. The agreement contains covenants which, among other things, limit additional indebtedness and require maintenance of certain financial ratios and minimum net worth. The weighted average interest rate on amounts borrowed at July 3, 1999 was 7.75%.

FLOOR PLAN FINANCING

     As is customary in our industry, the majority of the homes purchased by our company-owned retailers are financed by third-party lending institutions which provide the retailer with a credit line for the purchase price of their inventory of homes secured by a lien on such homes. The credit line is used by the retailer to finance display models as well as to finance the initial purchase of a home from the manufacturer until the home buyer obtains permanent financing or otherwise pays the retailer for the home. At July 3, 1999, Champion's company-owned retailers had $147.9 million in outstanding floor plan financing.

     Champion does not guarantee this indebtedness and does not provide any additional collateral to secure the obligations of its company-owned retailers. In accordance with trade practice, we do enter into various repurchase agreements with those lending institutions providing wholesale floor plan financing to both our independent and our company-owned retailers. Under these repurchase agreements, we are obligated, upon default by the retailer and the repossession of a home by the lending institution, to repurchase the home from the lending institution at an amount equal to the unpaid loan balance for the home, plus certain administrative and handling expenses, reduced by the amount of any damage to the home. Any homes that we repurchase are then available for resale by us.

                            DESCRIPTION OF THE NOTES

     The form and terms of the exchange notes and the original notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.


     The original notes are, and the exchange notes will be, issued under the Indenture, dated as of May 3, 1999, as supplemented July 30, 1999, between Champion, its Subsidiary Guarantors and The First National Bank of Chicago, as Trustee. References to the notes include the exchange notes unless the context otherwise requires. The terms of the notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939. This description of the notes contains definitions of terms that are used in the Indenture and are necessary to understand this section of the prospectus. In this section, "Champion" refers only to Champion Enterprises, Inc. and not to any of its subsidiaries.


     The Subsidiary Guarantors are A-1 Homes Group, Inc., Accent Mobil Homes, Inc., Alpine Homes, Inc., American Transport, Inc., Art Richter Insurance, Inc., Auburn Champ, Inc., Bryan Mobile Homes, Inc., Builders Credit Corporation, CAC Funding Corporation, Cal-Nel, Inc., Care Free Homes, Inc., Carnival Homes, Inc., Central Mississippi Manufactured Housing, Inc., Champion Financial Corporation, Champion

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

Home Builders Co., Champion Home Centers, Inc., Champion Home Communities, Inc., Champion Motor Coach, Inc., Chandeleur Homes, Inc., Cliff Ave. Investments, Inc., Colonial Housing, Inc., Country Estates Homes, Inc., Countryside Homes, Inc., Crest Ridge Homes, Inc., Crestpointe Financial Services, Inc., Dutch Housing, Inc., Factory Homes Outlet, Inc., Factory Outlet, Inc., Fleming County Industries, Inc., Gateway Acceptance Corp., Gateway Mobile & Modular Homes, Inc., Gateway Properties Corp., Gem Homes, Inc., Grand Manor, Inc., Heartland Homes, Inc., HomePride Finance Corp., Homes America Finance, Inc., Homes America of Arizona, Inc., Homes America of California, Inc., Homes America of Oklahoma, Inc., Homes America of Utah, Inc., Homes America of Wyoming, Inc., Homes of Legend, Inc., Homes of Merit, Inc., I.D.A., Inc., Imperial Housing, Inc., Investment Housing, Inc., Iseman Corp., Jasper Mobile Homes, Inc., Kentuckybilt Homes, Inc., Lake Country Living, Inc., Lamplighter Homes, Inc., Lamplighter Homes (Oregon), Inc., M&J Southwest Development Corp., Manufactured Housing of Louisiana, Inc., Mobile Factory Outlet, Inc., Moduline International, Inc., Northstar Corporation, Philadelphia Housing Center, Inc., Premier Housing, Inc., Redman Business Trust, Redman Homes Management Company, Inc., Redman Homes, Inc., Redman Industries, Inc., Redman Investment, Inc., Redman Management Services Business Trust, Redman Retail, Inc., Regency Supply Company, Inc., San Jose Advantage Homes, Inc., Service Contract Corporation, Southern Showcase Finance, Inc., Southern Showcase Housing, Inc., Star Fleet, Inc., The Okahumpka Corporation, Thomas Homes of Austin, Inc., Thomas Homes of Buda, Inc., Thomas Homes of Texas, Inc., Tom Terry Enterprises, Inc., Trading Post Mobile Homes, Inc., U.S.A. Mobile Homes, Inc., Victory Investment Company, Vidor Mobile Home Center, Inc., Western Homes Corporation, Whitworth Management, Inc. and Wright's Mobile Homes, Inc.

     The following description is only a summary of the material provisions of the Indenture. A summary of some of the definitions used is included in this prospectus under the heading "-- Certain Definitions." We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. We have filed a copy of the Indenture as an exhibit to the registration statement which includes this prospectus. You may request a copy of the Indenture at our address set forth under the heading "Where You Can Find More Information."

BRIEF DESCRIPTION OF THE EXCHANGE NOTES

     The exchange notes:

      -- are senior unsecured obligations of the Company guaranteed on a senior unsecured basis by the Subsidiary Guarantors;

      -- are equal in right of payment with all existing and future senior unsecured indebtedness of the Company; and

      -- are senior in right of payment to any future subordinated obligations of the Company.

PRINCIPAL, MATURITY AND INTEREST

     The original notes were, and the exchange notes will be, issued initially in the principal amount of $200 million. The original notes were, and the exchange notes will be, issued in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on May 15, 2009.

     Interest on the notes will accrue at the rate of 7 5/8% per annum and will be payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 1999. We will make each interest payment to the holders of record of the notes on the May 1 and November 1 immediately preceding such interest payment date.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered for exchange. If no interest has been paid on the original note, interest will be paid on the exchange note from the date of the issuance of the original note. Holders whose original notes are accepted in the exchange offer will be deemed to have waived

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

their right to receive accrued interest on the original notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement.

OPTIONAL REDEMPTION

     The Company, at its option, may at any time redeem all or any portion of the notes at a redemption price plus accrued interest to the date of redemption equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 35 basis points.

     "Treasury Yield" means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means, with respect to the notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Independent Investment Banker" means, with respect to the notes offered hereby, Credit Suisse First Boston Corporation or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

     "Comparable Treasury Price" means, with respect to any redemption date applicable to the notes, (i) the average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such applicable Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Reference Treasury Dealer" means, with respect to the notes offered hereby, each of Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and two other primary U.S. Government securities dealers in New York City (each a "Primary Treasury Dealer") appointed by the Trustee in consultation with the Company; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     Holders of the notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

RANKING

     The original notes are, and the exchange notes will be, senior unsecured obligations of the Company, will rank equal in right of payment with all existing and future senior unsecured indebtedness of the Company, will be senior in right of payment to all future subordinated indebtedness of the Company and will be guaranteed on a senior unsecured basis by the Subsidiary Guarantors. As of July 3, 1999, after giving application of the net proceeds from the original notes offering, the Company had, on a consolidated basis, $7.0 million of indebtedness outstanding under the Credit Facility and was able to borrow an additional $285 million under the Credit Facility. All loans outstanding under the Credit Facility rank equal with the notes and are guaranteed by the Subsidiary Guarantors.

     All existing and future indebtedness and other liabilities, including contingent liabilities, of the Company's Subsidiaries that are not Subsidiary Guarantors, including the claims of the trade creditors and claims of preferred stockholders, if any, of such Subsidiaries, will be effectively senior to the notes. As of July 3, 1999, the total indebtedness of the Company's Subsidiaries which are not Subsidiary Guarantors was approximately $4 million. The notes and the Subsidiary Guarantees also will be effectively subordinated to any secured indebtedness of the Company or the applicable Subsidiary Guarantor, to the extent of the value of the assets securing such indebtedness. The Company and the Subsidiary Guarantors had secured indebtedness as of July 3, 1999 of approximately $172 million.

GUARANTEES

     The Subsidiary Guarantors will jointly and severally Guarantee, on a senior unsecured basis, our obligations under the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent such Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law.

     The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

     (1) upon the sale or other disposition, including by way of consolidation or merger, of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor, in each case other than to the Company or an Affiliate of the Company; or

     (2) if the Subsidiary Guarantor ceases to be a guarantor under the Credit Facility and any other senior indebtedness of the Company ranking pari passu in right of payment with the notes with respect to which it has provided a Guarantee;

provided, however, that the Subsidiary Guaranty of a Subsidiary Guarantor will not be released as long as such Subsidiary Guarantor provides a Guarantee in connection with any senior indebtedness of the Company outstanding at any time ranking equal in right of payment with the notes, including the Credit Facility.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

LIMITATION ON LIENS

     The Company will not, and will not permit any Significant Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the "Initial Lien") of any nature whatsoever on any of its properties (including Capital Stock of a Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens and except as provided under "-- Exempted Indebtedness" below, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

     Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any Significant Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

     (1) the Company or such Significant Subsidiary would be entitled to create a Lien on any such property subject to such Sale/Leaseback Transaction without equally and ratably securing the notes pursuant to the covenant described under "-- Limitation on Liens"; or

     (2) the Company, within 360 days after completion of such Sale/Leaseback Transaction, applies an amount equal to the greater of (A) the fair value (as determined by the Board of Directors) of such property or (B) the net proceeds from such Sale/Leaseback Transaction to the redemption or retirement of the notes or the repayment of other Indebtedness ranking pari passu with the notes. In lieu of applying any or all of the net proceeds from such Sale/Leaseback Transaction to the redemption or retirement of Indebtedness, the Company may deliver notes to the Trustee for cancellation and reduce the amount to be applied to the redemption of notes by an amount equal to the aggregate principal amount of notes so delivered.

     The foregoing shall not apply to any Sale/Leaseback Transaction (1) between the Company and any one of its Subsidiaries, (2) between Subsidiaries of the Company or (3) involving a lease for a period, including renewal periods, optional or otherwise, not in excess of four years.

EXEMPTED INDEBTEDNESS

     Notwithstanding the foregoing limitations on Liens and Sale/Leaseback Transactions, the Company and its Significant Subsidiaries may create, Incur or otherwise cause to suffer to exist or become effective Liens without securing the notes or enter into a Sale/Leaseback Transaction without complying with clause (2) under "-- Limitation on Sale/Leaseback Transactions", or enter into a combination of such transactions if at the time of such event, and after giving effect thereto and to the retirement of any Indebtedness which is concurrently being repaid, the sum of (1) the principal amount of Indebtedness secured by such Liens or the Attributable Debt in respect of such Sale/Leaseback Transaction, as the case may be, and (2) the principal amount of all other Indebtedness secured by Liens (not including Liens permitted under "-- Limitations on Liens") and all other Attributable Debt in respect of Sale/Leaseback Transactions then outstanding (not including Sale/Leaseback Transactions permitted under "-- Limitation on Sale/Leaseback Transactions"), measured, in each case, at the time any such Lien is Incurred or any such Sale/Leaseback Transaction is entered into, does not exceed 15% of Consolidated Net Tangible Assets.

MERGER AND CONSOLIDATION

     The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:

     (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

     (2) immediately after giving effect to such transaction on a pro forma basis, no Default shall have occurred and be continuing; and

     (3) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel regarding compliance with the Indenture.

     The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

FUTURE SUBSIDIARY GUARANTORS

     The Company will cause each Person that provides a Guarantee in connection with any senior indebtedness of the Company outstanding at any time ranking equal in right of payment with the notes, including the Credit Facility, to execute and deliver to the Trustee a Guaranty Agreement, pursuant to which such Person will Guarantee payment of the notes on the same terms and conditions as those set forth in the

Indenture, at the time such Person executes and delivers such Guarantee in connection with such pari passu indebtedness.

DEFAULTS

     Each of the following is an Event of Default:

     (1) a default in the payment of interest on the notes when due, continued for 30 days;

     (2) a default in the payment of principal of and premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon declaration or otherwise;

     (3) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above;

     (4) the failure by the Company to comply for 60 days after notice with any of the covenants (i) described under "-- Certain Covenants" or (ii) elsewhere in the Indenture;

     (5) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"); or

     (6) any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Indenture or such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty (the "guarantee provisions").

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

     (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

     (2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

     (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

     (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

     (5) holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the Trustee in personal liability.

     If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, Champion is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any Default that occurred during the previous year. We are also required to deliver to the Trustee, within 30 days after its occurrence, written notice of any event which would constitute certain Defaults, its status and what action we are taking or propose to take in respect to the event.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment may not, among other things:

     (1) reduce the amount of notes whose holders must consent to an amendment;

     (2) reduce the rate of or extend the time for payment of interest on any note;

     (3) reduce the principal of or extend the Stated Maturity of any note;

     (4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "-- Optional Redemption" above;

     (5) make any note payable in money other than that stated in the note;

     (6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes or any Subsidiary Guarantee;

     (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

     (8) make any change in the ranking or priority of any note that would adversely affect the holders; or

     (9) make any change in any Subsidiary Guaranty that would adversely affect the holders.

     Notwithstanding the preceding, without the consent of any holder of the notes, the Company, the Subsidiary Guarantors and Trustee may amend the
Indenture:

     (1) to cure any ambiguity, omission, defect or inconsistency;

     (2) to provide for the assumption by a successor Person of the obligations of the Company under the Indenture;

     (3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

     (4) to add Guarantees, including Subsidiary Guaranties, with respect to the notes or to release Subsidiary Guarantors from Subsidiary Guaranties as provided by the terms of the Indenture or to secure the notes;

     (5) to add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company;

     (6) to make any change that does not adversely affect the rights of any holder of the notes; or

     (7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     At any time, we may terminate all of our obligations under the notes and the Indenture, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the notes.

     In addition, at any time we may terminate our obligations under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the bankruptcy provisions with respect to Significant Subsidiaries and the guarantee provisions described under "-- Defaults" above and the limitations contained in clause (2) under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4)(i), (5) (with respect only to Significant Subsidiaries) or (6) under "-- Defaults" above or because of the failure of the Company to comply with clause (2) under "-- Certain Covenants -- Merger and Consolidation" above. If we exercise either our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty.

     In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money sufficient or U.S. Government Obligations, the principal of and interest on which when due, will be sufficient, or a combination thereof, sufficient for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     The First National Bank of Chicago is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions;

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

provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

     The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Affiliate" of any specified Person means

     (1) any other Person, directly or indirectly, controlling or controlled by or

     (2) under direct or indirect common control with such specified Person.

     For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended). The term "net rental payments" under any lease for any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges. Attributable Debt may be reduced by the present value of the rental obligations, calculated on the same basis, that any sublessee has for all or part of the applicable property.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Champion Development Corporation" means one or more direct, wholly-owned Subsidiaries of the Company which at all times, directly or indirectly, through one or more Subsidiaries, are engaged entirely or substantially entirely in real estate development and businesses related or incidental thereto. The determination of what constitutes a real estate development business shall be made in the reasonable good faith judgment of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Net Tangible Assets" means, as of any date of determination, the total amount of assets appearing on the most recently published consolidated balance sheet of the Company and its Subsidiaries (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding (i) the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined, (ii) all intercompany items between the Company and any Subsidiary of the Company or between Subsidiaries of the Company and (iii) the current portion of long-term Indebtedness which would otherwise be included therein) and (2) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as determined in accordance with GAAP.

     "Credit Facility" means the Credit Agreement dated as of May 5, 1998 by and among Champion Enterprises, Inc., the Guarantors party thereto, the Banks party thereto, PNC Bank, National Association, as Administrative Agent, NBD Bank, as Syndication Agent, Comerica Bank, as Documentation Agent and National City Bank, Harris Trust and Savings Bank, Keybank National Association, Nationsbank, N.A. and Wachovia Bank, N.A., as Co-Agents (including the loans thereunder and any guarantees and security documents in connection therewith), as amended, extended, renewed, restated, supplemented or otherwise modified from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Facility or a successor Credit Facility, whether by the same or any other group of lenders.

     "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

     (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

     (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

     (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

     (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

     (2) statements and pronouncements of the Financial Accounting Standards Board;

     (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

     (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

     (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Person Guarantees the Company's obligations with respect to the Notes on the terms provided in the Indenture.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of the Company (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

     (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

     (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

     (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

     (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to any Preferred Stock (but excluding, in each case, any accrued dividends);

     (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

     (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

     (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and with respect to contingent obligations, the amount of liability required by GAAP to be accrued or reflected on the most recently published balance sheet of such Person.

     "Interest Rate Agreement" means, in respect of a Person, any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Issue Date" means the date on which the notes are originally issued.

     "Legal Holiday" is a Saturday, a Sunday, a day on which banking institutions are not required to be open in the State of New York or any day on which the Federal Reserve System Fedwire is not scheduled to be operational.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Permitted Liens" means, with respect to any Person:

     (1) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith pledges or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

     (2) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens;

     (3) Liens for taxes, assessments, governmental charges or levies not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;

     (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

     (5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

     (6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property (including Capital Stock) of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 360 days (or thereafter if such Lien is created pursuant to a firm commitment to lend entered into within such 360-day period) after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

     (7) Liens existing on the Issue Date;

     (8) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries;

     (9) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries;

     (10) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Subsidiary of such Person;

     (11) Liens securing Hedging Obligations;

     (12) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that:

        (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property); and

        (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) or (9) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

     (13) any Lien incurred or assumed in connection with the issuance by a state or political subdivision thereof of any securities the interest on which is exempt from Federal income taxes by virtue of Section 103 of the Code, or any other laws and regulations in effect at the time of such issuance;

     (14) Liens in favor of, or required by contracts with, governmental entities; and

     (15) Liens arising out of judgments against the Company or its Subsidiaries being contested in good faith by the Company or such Subsidiary.

For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "Principal" of a note means the principal of the note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Principal Property" means any property owned or leased by any Subsidiary of the Company, the net book value of which, in the aggregate, on the date on which the determination is being made exceeds 1% of Consolidated Net Tangible Assets.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Registration Rights Agreement" means the Registration Rights Agreement dated April 28, 1999, among the Company, the Subsidiary Guarantors, Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Significant Subsidiary" means any Subsidiary of the Company that owns Principal Property; provided, however, that Champion Development Corporation shall not be treated as a Significant Subsidiary.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

     (1) such Person;

     (2) such Person and one or more Subsidiaries of such Person; or

     (3) one or more Subsidiaries of such Person.

     "Subsidiary Guaranty" means a Guarantee, including any Guaranty Agreement, on the terms set forth in the Indenture by a Subsidiary Guarantor of the Company's obligations with respect to the notes.

     "Subsidiary Guarantor" means, unless released from their Subsidiary Guaranties as permitted by the Indenture, A-1 Homes Group, Inc., Accent Mobil Homes, Inc., Auburn Champ, Inc., Champion Home Builders Co., Chandeleur Homes, Inc., Crest Ridge Homes, Inc., Dutch Housing, Inc., Grand Manor, Inc., Heartland Homes, Inc., Homes of Legend, Inc., Homes of Merit, Inc., Lamplighter Homes, Inc., Lamplighter Homes (Oregon), Inc., Redman Business Trust, Redman Homes, Inc., Southern Showcase Housing, Inc. and any other Person that becomes a Subsidiary Guarantor pursuant to the covenant described under "-- Certain Covenants -- Future Subsidiary Guarantors" or "Amendments and Waivers."

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

BOOK-ENTRY, DELIVERY AND FORM

     The certificates representing the exchange notes will be issued in fully registered form. Except as described below, the exchange notes initially will be represented by one or more global notes (the "Global Note"), in definitive, fully registered form without interest coupons. The Global Note will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC.

     DTC has advised the Company as follows:

      -- DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
          Section 17A of the Exchange Act.

      -- DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the Global Note, DTC or its custodian will credit, on its book-entry registration and transfer system, the principal amount of the exchange notes represented by the Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC or persons that may hold interests through such persons. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and records of participants, with respect to interests of persons other than participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as DTC or its nominee is the registered holder and owner of the Global Note, DTC or such nominee, as the case may be, will be considered the sole record owner and holder of the exchange notes evidenced by the Global Note for all purposes under the Indenture and the exchange notes. Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not:

      -- be entitled to have the exchange notes represented by the Global Note registered in your name,

      -- receive or be entitled to receive physical delivery of certificated notes in definitive form, and

      -- be considered to be the owner or holder of any exchange notes under the Global Note.

     We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of the Global Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal, premium, if any, and interest on notes represented by the Global Note to DTC or its nominee, as the case may be, as the registered owner of the Global Note.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note, as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

     Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of notes in certificated form for any reason, including to sell notes to persons in states which require the delivery of the notes or to pledge the notes, a holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     Unless and until they are exchanged in whole or in part for certificated exchange notes in definitive form, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

     Beneficial owners of exchange notes registered in the name of DTC or its nominee will be entitled to be issued, upon request, exchange notes in definitive certificated form.

     DTC has advised us that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited. Further, DTC will take any action permitted to be taken by a holder of notes only in respect of that portion of the aggregate principal amount of notes as to which the participant or participants has or have given that direction.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the trustee nor the Company will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     Subject to certain conditions, the exchange notes represented by the Global Note are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

     (1) DTC notifies us that it is unwilling or unable to continue as depository for the Global Note or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

     (2) we in our discretion at any time determine not to have all the exchange notes represented by the Global Note; or

     (3) a default entitling the holders of the exchange notes to accelerate the maturity thereof has occurred and is continuing.

     Any exchange note that is exchangeable as described above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for Global Note of the same aggregate denomination to be registered in the name of DTC or its nominee.

SAME-DAY PAYMENT

     The Indenture requires us to make payments in respect of the notes (including principal, premium and interest) by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

     As part of the sale of the original notes to the initial purchasers, consisting of Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, pursuant to the purchase agreement, dated April 28, 1999, among Champion and the initial purchasers, the holders of the original notes became entitled to the benefits of the Registration Rights Agreement, dated as of April 28, 1999 by and among Champion, its subsidiary guarantors and the initial purchasers.

     Under the Registration Rights Agreement, we and the subsidiary guarantors agreed, jointly and severally, to:

     (1) file a registration statement with the SEC with respect to a registered offer to exchange the original notes for new 7 5/8% Senior Notes due 2009, having terms substantially identical in all material respects to the original notes, except that the exchange notes will not contain transfer restrictions, within 90 days after May 3, 1999, the date the original notes were issued;

     (2) cause the registration statement to be declared effective under the Securities Act within 180 days after the issuance of the original notes;

     (3) offer the exchange notes in exchange for surrender of the original notes, as soon as practicable after the effectiveness of the registration statement; and

     (4) keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the original notes.

     The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the Registration Rights Agreement. We understand that there are approximately 23 beneficial owners of original notes. This prospectus, together with the letter of transmittal, is being sent to all the beneficial holders known to us. For each original note validly tendered to us in the exchange offer and not withdrawn by the holder of the original note, the holder of the original note will receive an exchange note having a principal amount equal to that of the tendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the tendered original note in exchange for an exchange note or, if no interest has been paid on the original note, from the date of the original issue of the original note.

     Based on an interpretation of the Securities Act by the Staff of the SEC, as set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by holders of the exchange notes without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of original notes who is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

     (1) will not be able to rely on the interpretation by the staff of the SEC set forth in the above referenced no-action letters,

     (2) will not be able to tender original notes in the exchange offer, and

     (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes,

unless the sale or transfer is made under an exemption from these requirements.

     Each holder of the original notes who wishes to exchange original notes for exchange notes in the exchange offer will be required to make representations, including that:

     (1) it is neither our affiliate nor a broker-dealer tendering notes acquired directly from us for its own account;

     (2) any exchange notes to be received by it were acquired in the ordinary course of its business; and

     (3) at the time of commencement of the exchange offer, it has no arrangement with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes.

     In addition, in connection with any resales of exchange notes, any participating broker-dealer who acquired the exchange notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements, except for the resale of an unsold allotment from the original sale of the original notes, with the prospectus contained in the registration statement. Under the Registration Rights Agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the registration statement for the resale of exchange notes.

     In the event that:

     (1) applicable interpretations of the staff of the SEC do not permit us and the subsidiary guarantors to effect the exchange offer; or

     (2) for any other reason the exchange offer is not consummated within 210 days of the date of the Registration Rights Agreement; or

     (3) an initial purchaser shall notify us within 10 business days following consummation of the exchange offer that notes held by it are not eligible to be exchanged for exchange in the exchange offer; or

     (4) any holder shall notify the Company within 10 business days following consummation of the exchange offer that such holder is prohibited by law or SEC policy from participating in the exchange offer; such holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the registration statement is not appropriate or available for such resales by such holder; or such holder is a broker-dealer and holds notes that are part of an unsold allotment from the original sale of the notes, then, we and the subsidiary guarantors have agreed, at our cost, to:

     (1) as promptly as practicable, file a shelf registration statement covering resales of the original notes or the exchange notes, as the case may be;

     (2) use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

     (3) keep the shelf registration statement effective until the earliest of
         (A) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses
         (c), (e), (f) and (h) of Rule 144, (B) two years from the effective date and (C) the date on which all notes registered under the shelf registration statement are disposed of in accordance therewith.

     In the event a shelf registration statement is filed, we and the subsidiary guarantors have agreed, among other things, to provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the original notes or the exchange notes, as the case may be. A holder selling such original notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

     We have agreed to pay additional cash interest on the notes if

     (1) by August 2, 1999 (90 days after issuance of the original notes), neither the registration statement nor the shelf registration statement is filed with the SEC;

     (2) by November 29, 1999 (210 days after the issuance of the original notes), the exchange offer is not consummated and, if applicable, the shelf registration statement is not declared effective; or

     (3) after either the registration statement or the shelf registration statement is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions).

     Each of the foregoing events is referred to as a registration default. The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per annum with respect to any subsequent period until all registration defaults have been cured, up to a maximum additional interest rate of 0.50% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the original notes and the exchange notes.

     All references in the Indenture, in any context, to any interest or any other amount payable on or with respect to the notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

     If we and the subsidiary guarantors effect the exchange offer, we and the subsidiary guarantors will be entitled to close the exchange offer 30 days after the commencement thereof provided that we have accepted all notes validly tendered in accordance with the terms of the exchange offer.

     For each note tendered to us pursuant to the exchange offer, we will issue to the holder of such note an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor or, if no interest has been paid on such note, from the date of its original issue.

     Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the registration statement.

     Under the Registration Rights Agreement, the Company and the subsidiary guarantors are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the registration statement in connection with the resale of such exchange notes for 180 days following the effective date of such registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus).

     A holder of notes (other than certain specified holders) who wishes to exchange such notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of material United States federal income tax consequences associated with the exchange of the original notes for the exchange notes in the exchange offer and the ownership and disposition of the exchange notes. This summary applies only to a holder of an exchange note who acquired an original note at the initial offering from an initial purchaser for the original offering price and who acquires the exchange notes in the exchange offer. This discussion is based on provisions of the Internal Revenue Code, Treasury regulations, and administrative and judicial interpretations of the Code and the regulations, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of the exchange notes and is limited to investors who hold the exchange notes as capital assets. The tax treatment of the holders of the notes may vary depending upon their particular situations. In addition, holders, including insurance companies, tax exempt organizations, financial institutions and broker-dealers, may be subject to special rules not discussed below. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OF THE EXCHANGE OF THE ORIGINAL NOTES FOR THE EXCHANGE NOTES IN THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY RELEVANT FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

UNITED STATES TAXATION OF UNITED STATES HOLDERS

     The term United States holder means a holder of an exchange note that is, for United States federal income tax purposes:

      --  a citizen or resident of the United States,

      -- a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision of the United States,

      -- an estate the income of which is subject to United States federal income taxation regardless of its source and

      -- a trust if a United States court is able to exercise primary supervision over the administration of that trust and one or more United States persons have the authority to control all substantial decisions of the trust. The term non-U.S. holder means a holder of an exchange note that is not a United States holder.

EXCHANGE OFFER

     The exchange of an original note for an exchange note in the exchange offer will not constitute a significant modification of the original note for United States federal income tax purposes. Therefore, the exchange note received will be treated as a continuation of the original note in the hands of the holder. As a result, there will be no United States federal income tax consequences to a United States holder who exchanges an original note for an exchange note in the exchange offer and that holder will have the same adjusted tax basis and holding period in the exchange note as it had in the original note immediately before the exchange.

STATED INTEREST

     Stated interest payable on an exchange note generally will be included in the gross income of a United States holder as ordinary interest income at the time accrued or received, in accordance with the United States holder's method of accounting for United States federal income tax purposes.

DISPOSITION OF THE EXCHANGE NOTES

     Upon the sale, exchange, retirement at maturity or other taxable disposition of an exchange note, a United States holder generally will recognize capital gain or loss equal to the difference between the amount realized by the holder, except to the extent that amount is attributable to accrued interest, which will be treated as ordinary interest income, and the holder's adjusted tax basis in the exchange note. The capital gain or loss will be long-term capital gain or loss if the United States holder's holding period for the exchange note exceeds one year at the time of the disposition.

UNITED STATES TAXATION OF NON-UNITED STATES HOLDERS

STATED INTEREST

     In general, payments of interest received by a non-U.S. holder will not be subject to United States federal withholding tax, provided that:

      -- (1) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Champion entitled to vote, (2) the non-U.S. holder is not a controlled foreign corporation that is related to Champion actually or constructively through stock ownership, and (3) the beneficial owner of the exchange note, under penalty of perjury, either directly or through a financial institution which holds the exchange note on behalf of the non-U.S. holder and holds customers' securities in the ordinary course of its trade or business, provides Champion or its agent with the beneficial owner's name and address and certifies, under penalty of perjury, that it is not a United States holder;

      -- the interest received on the exchange note is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and the non-U.S. holder complies with certain reporting requirements; and

      -- the non-U.S. holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax and the non-U.S. holder complies with certain reporting requirement.

Payments of interest not exempt from United States federal withholding tax as described above will be subject to withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

GAIN ON DISPOSITION

     A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, redemption or other disposition of an exchange note unless:

      -- the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder or

      -- in the case of a non-U.S. holder who is a nonresident alien individual, the holder is present in the United States for 183 or more days in the taxable year and other requirements are met. In addition, an exchange of an original note for an exchange note in the exchange offer will not constitute a taxable exchange of the original note for non-U.S. holders. See "-- United States Taxation of United States Holders -- Exchange Offers" above.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Non-corporate United States holders may be subject to backup withholding at a rate of 31% on payments of principal, premium, if any, and interest on, and the proceeds of the disposition of, the notes. In general, backup withholding will be imposed if the United States holder:

      -- fails to furnish its taxpayer identification number, which, for an individual, would be the holder's Social Security number,

      --  furnishes an incorrect taxpayer identification number,

      -- is notified by the IRS that the holder has failed to report payments of interest or dividends or

      -- under certain circumstances, fails to certify, under penalty of perjury, that the holder has furnished a correct taxpayer identification number and has been notified by the IRS that the holder is subject to backup withholding tax for failure to report interest or dividend payments.

In addition, these payments of principal, premium and interest to United States holders will generally be subject to information reporting. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining this exemption, if applicable.

     Backup withholding generally will not apply to payments made to a non-U.S. holder of an exchange note who provides the certification described under "United States Taxation of Non-U.S. Holders -- Stated Interest" or otherwise establishes an exemption from backup withholding. Payments by a United States office of a broker of the proceeds of a disposition of the exchange notes generally will be subject to backup withholding at a rate of 31% unless the non-United States holder certifies it is a non-U.S. holder under penalties of perjury or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

NEW TREASURY REGULATIONS

     New final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on amounts paid to non-U.S. holders after December 31, 1999 generally would not alter the treatment of non-U.S. holders described above. The new Treasury regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a non-U.S. holder of an exchange note. Holders should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in the exchange notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. Champion has agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus, available to any broker-dealer for use in connection with any resale. In addition, until
            , 1999, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     Champion will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

     For a period of 180 days after the expiration date of the exchange offer, Champion will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. Champion has agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. Champion will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Dykema Gossett PLLC, Bloomfield Hills, Michigan will pass upon the validity of the issuance of the exchange notes.

                                    EXPERTS

     The Consolidated Financial Statements of Champion Enterprises, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 2, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

------------------------------------------------------
------------------------------------------------------

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS
PROSPECTUS IS CURRENT AS OF             , 1999. YOU SHOULD NOT ASSUME THAT SUCH
INFORMATION IS ACCURATE AS OF ANY OTHER DATE.

                            ------------------------

                               TABLE OF CONTENTS

Where You Can Find More Information.....    1
The Company.............................    2
Risk Factors............................    7
Use of Proceeds.........................    8
Capitalization..........................    9
Selected Financial Data.................   10
The Exchange Offer......................   12
Forward-Looking Statements..............   19
Management's Discussion and Analysis....   20
Management..............................   29
Description of Certain Indebtedness.....   31
Description of the Notes................   31
Exchange Offer; Registration Rights.....   48
Material United States Federal Income
  Tax Considerations....................   51
Plan of Distribution....................   53
Legal Matters...........................   54
Experts.................................   54

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                  $200,000,000

                                     [LOGO]
                                 EXCHANGE OFFER
                          7 5/8% SENIOR NOTES DUE 2009
                           -------------------------

                                   PROSPECTUS
                           -------------------------
                                           , 1999
------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Michigan Business Corporation Act. The Company is organized under the Michigan Business Corporation Act (the "Michigan Act") which, in general, empowers Michigan companies to indemnify a person who is a party or is threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (other than actions by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or of another enterprise at such Company's request, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or its shareholders and, in the case of a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Michigan Act also empowers Michigan companies to provide similar indemnity to such a person for expenses and amounts paid in settlement, actually and reasonably incurred, in actions or suits by or in the right of the Company except in respect of any claim, issue or matter as to which such person is found liable to the Company, unless (and then only to the extent that) the court determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity.


     Bylaws of the Registrant. The Company's bylaws generally require the Company to indemnify persons to the extent it is empowered to do so under the Michigan Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits (see index to exhibits at E-1).

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b) or 11 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Champion being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Champion Enterprises, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          Champion Enterprises, Inc.

                                          By: /s/ JOSEPH H. STEGMAYER
                                            ------------------------------------
                                            Joseph H. Stegmayer
                                              Executive Vice President, Chief
                                              Strategic and Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----
*                                                    Chairman of the Board of Directors
---------------------------------------------------    President and Chief Executive
Walter R. Young                                        Officer (Principal Executive Officer)

/s/ JOSEPH H. STEGMAYER                              Executive Vice President, Chief
---------------------------------------------------    Strategic and Financial Officer
Joseph H. Stegmayer                                    (Principal Financial Officer)

*                                                    Vice President and Controller
---------------------------------------------------    (Principal Accounting Officer)
Richard Hevelhorst

*                                                    Director
---------------------------------------------------
Robert W. Anestis

*                                                    Director
---------------------------------------------------
Selwyn Isakow

*                                                    Director
---------------------------------------------------
Brian D. Jellison

*                                                    Director
---------------------------------------------------
Ellen R. Levine

*                                                    Director
---------------------------------------------------
George R. Mrkonic

*                                                    Director
---------------------------------------------------
Robert W. Stark

*                                                    Director
---------------------------------------------------
Carl L. Valdiserri



/s/ JOHN J. COLLINS, JR.

--------------------------------------

*By: John J. Collins, Jr.


     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, Chandeleur Homes, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          Chandeleur Homes, Inc.

                                          By: /s/ JOSEPH H. STEGMAYER

                                            ------------------------------------
                                            Joseph H. Stegmayer
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----
/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer
---------------------------------------------------    (Principal Financial Officer)
Joseph H. Stegmayer

*                                                    Chief Accounting Officer
---------------------------------------------------    (Principal Accounting Officer)
Richard Hevelhorst

*                                                    Chief Executive Officer and Director
---------------------------------------------------    (Principal Executive Officer)
Walter R. Young

*                                                    Director
---------------------------------------------------
Philip C. Surles

*                                                    Director
---------------------------------------------------
John McKone

*                                                    Director
---------------------------------------------------
Richard Brugge



/s/ JOHN J. COLLINS, JR.

--------------------------------------

*By: John J. Collins, Jr.


     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, Grand Manor, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          Grand Manor, Inc.

                                          By: /s/ JOSEPH H. STEGMAYER

                                            ------------------------------------
                                            Joseph H. Stegmayer
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----
/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer
---------------------------------------------------    (Principal Financial Officer)
Joseph H. Stegmayer

*                                                    Chief Accounting Officer
---------------------------------------------------    (Principal Accounting Officer)
Richard Hevelhorst

*                                                    Chief Executive Officer and Director
---------------------------------------------------    (Principal Executive Officer)
Walter R. Young

*                                                    Director
---------------------------------------------------
Philip C. Surles

*                                                    Director
---------------------------------------------------
Marcy Sullivan

*                                                    Director
---------------------------------------------------
Bobby Jo Williams



/s/ JOHN J. COLLINS, JR.

--------------------------------------

*By: John J. Collins, Jr.


     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, Homes of Legend, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          Homes of Legend, Inc.

                                          By: /s/ JOSEPH H. STEGMAYER

                                            ------------------------------------
                                            Joseph H. Stegmayer
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----
/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer
---------------------------------------------------    (Principal Financial Officer)
Joseph H. Stegmayer

*                                                    Chief Accounting Officer
---------------------------------------------------    (Principal Accounting Officer)
Richard Hevelhorst

*                                                    Chief Executive Officer and Director
---------------------------------------------------    (Principal Executive Officer)
Walter R. Young

*                                                    Director
---------------------------------------------------
Philip C. Surles

*                                                    Director
---------------------------------------------------
Donald Brown

*                                                    Director
---------------------------------------------------
Richard Brugge

/s/ JOHN J. COLLINS, JR.
---------------------------------------------------
*By: John J. Collins, Jr.
     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, Moduline International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          Moduline International, Inc.

                                          By: /s/ JOSEPH H. STEGMAYER

                                            ------------------------------------
                                            Joseph H. Stegmayer
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----

/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer
---------------------------------------------------    (Principal Financial Officer)
Joseph H. Stegmayer

*                                                    Chief Accounting Officer
---------------------------------------------------    (Principal Accounting Officer)
Richard Hevelhorst

*                                                    Chief Executive Officer
---------------------------------------------------    (Principal Executive Officer)
Walter R. Young

*                                                    Director
---------------------------------------------------
Michael Barker

*                                                    Director
---------------------------------------------------
Grant McDowell

*                                                    Director
---------------------------------------------------
Donald Dehart

/s/ JOHN J. COLLINS, JR.
---------------------------------------------------
*By: John J. Collins Jr.
     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, Star Fleet, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          Star Fleet, Inc.

                                          By: /s/ JOSEPH H. STEGMAYER

                                            ------------------------------------
                                            Joseph H. Stegmayer
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----

/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer
---------------------------------------------------    (Principal Financial Officer)
Joseph H. Stegmayer

*                                                    Chief Accounting Officer
---------------------------------------------------    (Principal Accounting Officer)
Richard Hevelhorst

*                                                    Chief Executive Officer
---------------------------------------------------    (Principal Executive Officer)
Walter R. Young

*                                                    Director
---------------------------------------------------
Philip C. Surles

*                                                    Director
---------------------------------------------------
Joel Pladson



/s/ JOHN J. COLLINS, JR.

--------------------------------------

*By: John J. Collins, Jr.


     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, Western Homes Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          Western Homes Corporation

                                          By: /s/ JOSEPH H. STEGMAYER
                                            ------------------------------------
                                            Joseph H. Stegmayer
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----

/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer
---------------------------------------------------    (Principal Financial Officer)
Joseph H. Stegmayer

*                                                    Chief Accounting Officer
---------------------------------------------------    (Principal Accounting Officer)
Richard Hevelhorst

*                                                    Chief Executive Officer
---------------------------------------------------    (Principal Executive Officer)
Walter R. Young

*                                                    Director
---------------------------------------------------
Philip C. Surles

*                                                    Director
---------------------------------------------------
Gary Edmundson



/s/ JOHN J. COLLINS, JR.

--------------------------------------

*By: John J. Collins, Jr.


     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, Auburn Champ, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          Auburn Champ, Inc.

                                          By: /s/ JOSEPH H. STEGMAYER

                                            ------------------------------------
                                            Joseph H. Stegmayer
                                            Chief Financial Officer

     The registrant and each person whose signature appears below constitutes and appoints John J. Collins, Jr., as true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in the name, place and stead of the registrant and each of the undersigned in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments, thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the registrant or any of the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----

/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer
---------------------------------------------------  (Principal Financial Officer)
Joseph H. Stegmayer

*                                                    Chief Accounting Officer
---------------------------------------------------  (Principal Accounting Officer)
Richard Hevelhorst

*                                                    Chief Executive Officer
---------------------------------------------------  (Principal Executive Officer)
Walter R. Young

*                                                    Director
---------------------------------------------------
Colleen Bauman

/s/ JOHN J. COLLINS, JR.                             Director
---------------------------------------------------
John J. Collins, Jr.



/s/ JOHN J. COLLINS, JR.

--------------------------------------

*By: John J. Collins, Jr.


     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, Champion Motor Coach, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          Champion Motor Coach, Inc.

                                          By: /s/ JOSEPH H. STEGMAYER

                                            ------------------------------------
                                            Joseph H. Stegmayer
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----

/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer
---------------------------------------------------    (Principal Financial Officer)
Joseph H. Stegmayer

*                                                    Chief Executive Officer
---------------------------------------------------    (Principal Executive Officer)
Walter R. Young

*                                                    Chief Accounting Officer
---------------------------------------------------    (Principal Accounting Officer)
Richard Hevelhorst

/s/ JOHN J. COLLINS, JR.                             Director
---------------------------------------------------
John J. Collins, Jr.

/s/ JOHN J. COLLINS, JR.
---------------------------------------------------
*By: John J. Collins, Jr.
     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, HomePride Finance Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          HomePride Finance Corp.

                                          By: /s/ JOSEPH H. STEGMAYER
                                            ------------------------------------
                                            Joseph H. Stegmayer
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----

*                                                    Chief Accounting Officer
---------------------------------------------------    (Principal Accounting Officer)
Richard Hevelhorst

/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer and Director
---------------------------------------------------    (Principal Financial Officer)
Joseph H. Stegmayer

*                                                    Chief Executive Officer and Director
---------------------------------------------------    (Principal Executive Officer)
Walter R. Young

*                                                    Director
---------------------------------------------------
Philip C. Surles

*                                                    Director
---------------------------------------------------
M. Mark Cole

/s/ JOHN J. COLLINS, JR.
---------------------------------------------------
*By: John J. Collins, Jr.
     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, Redman Business Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          Redman Business Trust

                                          By: /s/ JOSEPH H. STEGMAYER
                                            ------------------------------------
                                            Joseph H. Stegmayer
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----

*                                                    Chief Executive Officer
---------------------------------------------------    (Principal Executive Officer)
Walter R. Young

*                                                    Chief Accounting Officer and Director
---------------------------------------------------    (Principal Accounting Officer)
Richard Hevelhorst

/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer and Director
---------------------------------------------------    (Principal Financial Officer)
Joseph H. Stegmayer

/s/ JOHN J. COLLINS, JR.                             Director
---------------------------------------------------
John J. Collins, Jr.



/s/ JOHN J. COLLINS, JR.

--------------------------------------

*By: John J. Collins, Jr.


     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, Redman Homes Management Company, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          Redman Homes Management Company, Inc.

                                          By: /s/ JOSEPH H. STEGMAYER
                                            ------------------------------------
                                            Joseph H. Stegmayer
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----

*                                                    Chief Accounting Officer
---------------------------------------------------    (Principal Accounting Officer)
Richard Hevelhorst

/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer
---------------------------------------------------    (Principal Financial Officer)
Joseph H. Stegmayer

*                                                    Chief Executive Officer and Director
---------------------------------------------------    (Principal Executive Officer)
Walter R. Young

/s/ JOHN J. COLLINS, JR.                             Director
---------------------------------------------------
John J. Collins, Jr.



/s/ JOHN J. COLLINS, JR.

--------------------------------------

*By: John J. Collins, Jr.


     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, Redman Management Services Business Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1, to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          Redman Management Services Business
                                          Trust

                                          By: /s/ JOSEPH H. STEGMAYER
                                            ------------------------------------
                                            Joseph H. Stegmayer
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----

*                                                    Chief Executive Officer
---------------------------------------------------    (Principal Executive Officer)
Walter R. Young

*                                                    Chief Accounting Officer and Director
---------------------------------------------------    (Principal Accounting Officer)
Richard Hevelhorst

/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer and Director
---------------------------------------------------    (Principal Financial Officer)
Joseph H. Stegmayer

/s/ JOHN J. COLLINS, JR.                             Director
---------------------------------------------------
John J. Collins, Jr.



/s/ JOHN J. COLLINS, JR.

--------------------------------------

*By: John J. Collins, Jr.


     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, Regency Supply Company, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          Regency Supply Company, Inc.

                                          By: /s/ JOSEPH H. STEGMAYER
                                            ------------------------------------
                                            Joseph H. Stegmayer
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----
*                                                    Chief Executive Officer
---------------------------------------------------    (Principal Executive Officer)
Walter R. Young

*                                                    Chief Accounting Officer
---------------------------------------------------    (Principal Accounting Officer)
Richard Hevelhorst

/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer
---------------------------------------------------    (Principal Financial Officer)
Joseph H. Stegmayer

/s/ JOHN J. COLLINS, JR.                             Director
---------------------------------------------------
John J. Collins, Jr.

/s/ JOHN J. COLLINS, JR.
---------------------------------------------------
*By: John J. Collins, Jr.
     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, each of the registrants listed below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          A-1 Homes Group, Inc., Accent Mobil
                                          Homes, Inc., Alpine Homes, Inc.,
                                          American Transport, Inc., Art Richter
                                          Insurance, Inc., Bryan Mobil Homes,
                                          Inc., Cal-Nel, Inc., Care, Care Free
                                          Homes, Inc., Carnival Homes, Inc.,
                                          Central Mississippi Manufactured
                                          Housing, Inc., Champion Financial
                                          Corporation, Champion Home Centers,
                                          Inc., Cliff Ave. Investments, Inc.,
                                          Colonial Housing, Inc., Country
                                          Estates Homes, Inc., Countryside
                                          Homes, Inc., Factory Homes Outlet,
                                          Inc., Factory Outlet, Inc., Gateway
                                          Acceptance Corp., Gateway Mobile &
                                          Modular Homes, Inc., Gateway
                                          Properties Corp., Gem Homes, Inc.,
                                          Heartland Homes, Inc., Homes America
                                          Finance, Inc., Homes America of
                                          Arizona, Inc., Homes America of
                                          California, Inc., Homes America of
                                          Oklahoma, Inc., Homes America of Utah,
                                          Inc., Homes America of Wyoming, Inc.,
                                          I.D.A., Inc., Imperial Housing, Inc.,
                                          Investment Housing, Inc., Iseman
                                          Corp., Jasper Mobile Homes, Inc.,
                                          Kentuckybilt Homes, Inc., Lake Country
                                          Living, Inc., Lamplighter Homes, Inc.,
                                          Lamplighter Homes (Oregon), Inc., M&J
                                          Southwest Development Corp.,
                                          Manufactured Housing of Louisiana,
                                          Inc., Mobile Factory Outlet, Inc.,
                                          Northstar Corporation, Philadelphia
                                          Housing Center, Inc., Premier Housing,
                                          Inc., San Jose Advantage Homes, Inc.,
                                          Southern Showcase Finance, Inc.,
                                          Southern Showcase Housing, Inc.,
                                          Thomas Homes of Austin, Inc., Thomas
                                          Homes of Austin, Inc., Thomas Homes of
                                          Buda, Inc., Thomas Homes of Texas,
                                          Inc., Tom Terry Enterprises, Inc.,
                                          Trading Post Mobile Homes, Inc.,
                                          U.S.A. Mobile Homes, Inc., Victory
                                          Investment Company, Vidor Mobil Home
                                          Center, Inc., Whitworth Management,
                                          Inc., Wright's Mobile Homes, Inc.

                                          By: /s/ JOSEPH H. STEGMAYER

                                            ------------------------------------
                                            Joseph H. Stegmayer

                                            Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----
/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer
---------------------------------------------------    (Principal Financial Officer)
Joseph H. Stegmayer

*                                                    Chief Accounting Officer
---------------------------------------------------    (Principal Accounting Officer)
Richard Hevelhorst

*                                                    Chief Executive Officer and Director
---------------------------------------------------    (Principal Executive Officer)
Walter R.Young

*                                                    Director
---------------------------------------------------
M. Mark Cole

/s/ JOHN J. COLLINS, JR.                             Director
---------------------------------------------------
John J. Collins, Jr.



/s/ JOHN J. COLLINS, JR.

--------------------------------------

*By: John J. Collins, Jr.


     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, each of the registrants listed below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          Builders Credit Corporation, CAC
                                          Funding Corporation, Champion Home
                                          Communities, Inc., Crestpointe
                                          Financial Services, Inc., Service
                                          Contract Corporation

                                          By: /s/ JOSEPH H. STEGMAYER

                                            ------------------------------------
                                            Joseph H. Stegmayer
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----
*                                                    Chief Accounting Officer
---------------------------------------------------    (Principal Accounting Officer)
Richard Hevelhorst

/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer and Director
---------------------------------------------------    (Principal Financial Officer)
Joseph H. Stegmayer

*                                                    Chief Executive Officer and Director
---------------------------------------------------    (Principal Executive Officer)
Walter R. Young

/s/ JOHN J. COLLINS, JR.                             Director
---------------------------------------------------
John J. Collins, Jr



/s/ JOHN J. COLLINS, JR.

--------------------------------------

*By: John J. Collins, Jr.


     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, each of the registrants listed below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Auburn Hills, state of Michigan, on September 3, 1999.


                                          Champion Home Builders Co., Crest
                                          Ridge Homes, Inc., Dutch Housing,
                                          Inc., Fleming County Industries, Inc.,
                                          Homes of Merit, Inc., Redman Homes,
                                          Inc., Redman Industries, Inc., Redman
                                          Investment, Inc., Redman Retail, Inc.,
                                          The Okahumpka Corporation

                                          By: /s/ JOSEPH H. STEGMAYER

                                            ------------------------------------
                                            Joseph H. Stegmayer
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 1999.



SIGNATURE                                            TITLE
---------                                            -----
*                                                    Chief Accounting Officer
---------------------------------------------------  (Principal Accounting Officer)
Richard Hevelhorst

/s/ JOSEPH H. STEGMAYER                              Chief Financial Officer
---------------------------------------------------  (Principal Financial Officer)
Joseph H. Stegmayer

*                                                    Chief Executive Officer and Director
---------------------------------------------------  (Principal Executive Officer)
Walter R. Young

*                                                    Director
---------------------------------------------------
Philip C. Surles

/s/ JOHN J. COLLINS, JR                              Director
---------------------------------------------------
John J. Collins, Jr.



/s/ JOHN J. COLLINS, JR.

--------------------------------------

*By: John J. Collins, Jr.


     Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.     DESCRIPTION
-------   -----------

  1.1     Purchase Agreement dated April 28, 1999 between Champion and
          Credit Suisse First Boston Corporation, Donaldson, Lufkin &
          Jenrette Securities Corporation and Merrill Lynch, Pierce,
          Fenner & Smith Incorporated, as Initial Purchasers.*

  3.1     Restated Articles of Incorporation of Champion, filed with
          Champion's Annual Report on Form 10-K for the fiscal year ended December 30, 1995 and incorporated herein by reference.

  3.2 Amendment to Restated Articles of Incorporation of Champion, filed with Champion's Quarterly Report on Form 10-Q for the quarter ended June 28, 1997 and incorporated herein by reference.

  3.3     Certificate of Correction to Articles of Incorporation of
          Champion, filed with Champion's Annual Report on Form 10-K for the fiscal year ended January 2, 1999 and incorporated herein by reference.

  3.4 Bylaws of Champion, as amended through February 22, 1999, filed with Champion's Annual Report on Form 10-K for the fiscal year ended January 2, 1999 and incorporated herein by reference.

  4.1     Indenture, dated as of May 3, 1999 between Champion, the
          Subsidiary Guarantors and The First National Bank of
          Chicago, as Trustee.*

  4.2     Supplemental Indenture, dated as of July 30, 1999 between
          Champion, the Subsidiary Guarantors and The First National
          Bank of Chicago, as Trustee.*

  4.3 Registration Rights Agreement dated as of April 28, 1999 between Champion and Credit Suisse First Boston Corporation,
          Donaldson, Lufkin & Jenrette Securities Corporation and
          Merrill Lynch, Pierce, Fenner & Smith Incorporated, as
          Initial Purchasers.*

  5.1 Opinion of Dykema Gossett PLLC with respect to the new notes.*

 12.1     Computation of Ratio of Earnings to Fixed Charges.*

 23.1 Consent of Dykema Gossett PLLC (contained in their opinion filed as Exhibit 5.1).

 23.2     Consent of PricewaterhouseCoopers LLP.**

 24.1 Power of Attorney (Included on the signature page of this registration statement).

 25.1     Statements of Eligibility of The First National Bank of
          Chicago on Form T-1.*

 99.1     Form of Letter of Transmittal.*

 99.2     Form of Notice of Guaranteed Delivery.*

 99.3     Form of Letter to Clients.*

 99.4     Form of Letter to Brokers, Nominees. *



 * Previously filed.



** Filed herewith.